UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MANPOWERGROUP INC.

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ManpowerGroup

2021
Notice of Annual Meeting and Proxy Statement

Sustainability Highlights

We Believe Meaningful and Sustainable Employment Has the Power to Change the World

At ManpowerGroup every year we help millions of individuals and hundreds of thousands of clients to succeed in the world of work and to benefit from our innovative workforce solutions. This extraordinary year is no different. We’ve continued to find work for people including those displaced who needed new opportunities most; to find the skills our clients needed; to help people develop in-demand skills that will ensure their short and long-term employability; and to make workplaces more equitable and inclusive—even as those workplaces changed before our eyes.

We take seriously our responsibility and our commitment to reach, assess, train and upskill people of all backgrounds because we believe that work, education, skills and aspiration are critical parts of community cohesion, societal prosperity and inclusive growth. We are proud of what our people have accomplished over the past year and of the recognitions we have received for our work.

Awards and Recognitions - As an industry leader, we set high standards for ourselves and others. We are consistently recognized for delivering our solutions with the highest degree of ethical and responsible practice.

Learn more from our Social Impact Report 2020 and see how we are supporting the United Nations Sustainable Development Goals in the areas we can impact the most.

To learn more about our efforts, please visit www.manpowergroup.com/sustainability.

2020 HIGHLIGHTS

Connected

2 million

people to jobs

1.3 million

courses taken by

105,000+

associates and employees on PowerYOU

60,000

People per month across

12 countries provided with career advancement and skills development through MyPath as of the end of 2020 partnered with Junior Achievement in

40 countries

to empower young talent

with employability skills

Notice of Annual Meeting of Shareholders

ManpowerGroup Inc. | 100 Manpower Place | Milwaukee, Wisconsin 53212

2021 Annual Meeting Information

Date Friday May 7, 2021	Time 9:00 a.m. CDT	Virtual Meeting This year’s meeting is a virtual shareholders meeting at www.meetingcenter.io/237950674	Record Date The close of business February 26, 2021

Voting Methods

Whether or not you plan to attend the meeting, it is important that your shares are represented and voted. If you are a shareholder of record (“registered shareholder”), we urge you to vote in advance of the meeting using one of the advance voting methods below. You can vote by any of the following methods:

By Internet: Prior to the 2021 Annual Meeting, vote your shares online at www.envisionreports.com/MAN During the 2021 Annual Meeting, vote your shares online at www.meetingcenter.io/237950674	By Phone: 1-800-652-VOTE (8683) within the USA, US territories and Canada	By Mail: Complete, sign and return proxy card in the postage-paid envelope provided	By QR Code: Scan this QR code 24/7 to vote with your mobile device

If your shares are held in street name through a bank, broker or other holder of record (“beneficial holder”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. All shareholders will still be able to vote online during the meeting, even if they previously submitted their proxy.

Items of Business and Voting Recommendations

PROPOSAL	DESCRIPTION	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)

1	To elect twelve individuals nominated by the Board of Directors of ManpowerGroup to serve until 2022 as directors;	FOR each of the director nominees	73

2	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2021;	FOR	75

3	To hold an advisory vote on approval of the compensation of our named executive officers; and	FOR	76

4	To transact such other business as may properly come before the meeting

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held. For purposes of our meeting, people who attend virtually will be considered in-person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 7, 2021: The annual report on Form 10-K and proxy statement of ManpowerGroup are available for review at www.envisionreports.com/MAN.

By Order of the Board of Directors

Richard Buchband, Secretary

March 11, 2021

2021

Appendix A A

Proxy Statement Summary

This summary highlights information contained in the proxy statement, which is first being made available to shareholders on or about March 11, 2021. This summary does not contain all the information you should consider. We encourage you to read the entire proxy statement before voting. For information regarding ManpowerGroup’s 2020 performance, please read ManpowerGroup’s 2020 Annual Report on Form 10-K.

Board of Directors Nominees

The following table provides summary information about each of the 12 director nominees. Each director is elected annually by a majority of votes cast. Jean-Philippe Courtois and William P. Gipson were appointed to the board of directors effective December 14, 2020. In accordance with the Company’s corporate governance guidelines regarding retirement, Cari M. Dominguez is retiring from the board of directors effective May 7, 2021 and will therefore not be seeking re-election.

NAME	AGE	DIRECTOR SINCE	INDEPENDENT	COMMITTEES

Gina R. Boswell	58	2007		• Audit • Nominating and Governance

Jean-Philippe Courtois	60	2020		• Audit(1)

William Downe	68	2011		• Executive Compensation and Human Resources

John F. Ferraro	65	2016		• Audit

William P. Gipson	63	2020		• Executive Compensation and Human Resources(1)

Patricia Hemingway Hall	68	2011		• Audit • Nominating and Governance (CHAIR)

Julie M. Howard	58	2016		• Executive Compensation and Human Resources • Nominating and Governance

Ulice Payne, Jr.	65	2007		• Audit • Nominating and Governance

Jonas Prising Chief Executive Officer	56	2015		• None

Paul Read	54	2014		• Audit (CHAIR)

Elizabeth P. Sartain	66	2010		• Executive Compensation and Human Resources (CHAIR)

Michael J. Van Handel	61	2017		• None

(1)	Mr. Courtois’s and Mr. Gipson’s committee appointments were effective in February 2021.

i	2021 Proxy Statement

2021 PROXY STATEMENT SUMMARY

Our Board Has a Diversity of Experiences and Backgrounds1

Our Board believes that having a diverse mix of directors with a variety of skills, experience, and backgrounds is essential to meeting its oversight responsibility.

Core Skills & Experience Identified by our Directors

Director Diversity

[1]	Calculations within this section are made with respect to the 12 Board nominees listed on the previous page

ii	2021 Proxy Statement

2021 PROXY STATEMENT SUMMARY

Making an Impact for a Sustainable World of Work

For more than 70 years, our business has been operating on the principle of Doing Well by Doing Good. Fast forward to today and this dual purpose still holds true: We are committed to our duality of purpose and to delivering a financial return to our shareholders and value to all our stakeholders—employees, associates, candidates, clients, suppliers, vendors, partners, communities and society at large.

Helping people develop in-demand skills and adapt to an unprecedented pace of change continues to be a defining workforce challenge of our time. By closing skills gaps, enabling more people to participate in the workforce and connect to meaningful work, we can contribute to a sustainable future for workers and for the planet.

We believe meaningful, sustainable employment has the power to change the world.

Our Sustainability Plan is built around four pillars and underpinned by a commitment to the highest standards of governance and ethics.

READY	RESKILLING AND	CLIMATE	INTEGRATING
FOR WORK	UPSKILLING	ACTION	AND INCLUDING

Ready for Work

By 2030, Generation Z and Millennials are expected to make up two-thirds of the workforce1, and 65% of Generation Z will do jobs that do not exist yet.2 We are committed to creating opportunities that help tomorrow’s talent develop the skills they need before they enter the labor market.

We partner with Junior Achievement in 40 countries to empower young talent with employability skills in business, finance and entrepreneurship. During 2020, we transitioned our coaching and mentoring online, reaching even more young people around the world. We are also working with universities around the world to provide students with on-demand virtual seminars on work readiness and employability and preparing graduates with professional guidance for entering the workplace.

(1)	United States Census Bureau
(2)	“How To Attract Talent for Jobs that Don’t Exist Yet,” Forbes, October 2015

Reskilling and Upskilling

The huge workforce transformation that took place at speed in 2020 also drove a reallocation of skills as organizations transformed faster than ever, and shifts to remote working and digitization happened at scale. Despite soaring levels of unemployment, acute skills shortages continue unabated, reinforcing the need for a Skills Revolution, now more than ever. We are committed to creating innovative ways of reskilling and upskilling at speed and scale to close skills gaps and help people nurture learnability throughout their career journeys.

Career Advancement and Reskilling for Growth Roles

We continue to invest in technologies and initiatives that enable upskilling of our associates and employees. Our MyPath program provides personalized guidance, career development through educational opportunities, training and access to jobs. Primarily focused in growth sectors including information technology, sales and finance, MyPath helped approximately 60,000 associates per month as of the end of 2020, representing our Manpower and Experis brands in 12 countries.

Our ManpowerGroup Academies in 10 countries have provided opportunities for thousands to develop skills and certifications for in-demand roles in IT, engineering, logistics and digital manufacturing. And we rapidly upskilled individuals from industries heavily impacted by COVID-19 shut-downs and redeployed them in essential roles.

iii	2021 Proxy Statement

2021 PROXY STATEMENT SUMMARY

Upskilling our Own People to Create Even More Value

We have invested in upskilling our own recruiters—over 2,700 have transformed their roles to become Talent Agents, with expertise in assessment, data and coaching, so they can provide personalized guidance to candidates, helping them develop for future roles and creating a pipeline of skilled talent to our clients. And we continue to invest in PowerYOU, our global skills portal, providing on-demand access to thousands of learning opportunities for our 25,000 employees and millions of associates.

Integrating and Including

We believe that when society is broken for some it is broken for all. We commit to being part of the solution to address polarization, unrest and racism by making workplaces and workforces more diverse, equitable and inclusive and ensuring that opportunities to develop in-demand skills and connect to meaningful work are available to people of all backgrounds.

We focus on creating a culture of conscious inclusion in our own organization, and with our client and community partners we develop and support programs that upskill underrepresented and underserved populations for meaningful and sustainable work. Examples of programs addressing local diversity and inclusion challenges can be found in our ESG Report.

Globally we’re committed to gender parity as a first, shared diversity and inclusion priority across all our operations. Our key markets also prioritize a second diversity dimension relevant to each local labor market, including ethnic and racial minorities, people with disabilities, refugees and immigrants, generational diversity and socio-economically disadvantaged populations.

In 2020, as the United States faced racial unrest, our North American team launched our Courageous Conversations series, established a Diversity, Equity and Inclusion Council led by the Regional President; leveraged business resource groups as advisors, and with their input developed new training for our employees and our clients; and partnered with local business leaders to facilitate community discussions and to develop a community plan of action.

Climate Action

We know action on climate change is important to our clients and shareholders, but most importantly to our people. Through our participation in the World Economic Forum Alliance of CEO Climate Leaders, the CEO Action Group for a European Green Deal and the We Are Still In Campaign, we have been vocal supporters of the Paris Accord and the need to combat the impacts of climate change on the planet and on people. The shift to remote working and radical reduction in business travel during COVID-19 have highlighted opportunities for organizations like ours to embrace new work models and play an even more active role in decarbonizing the world’s economy.

We are committing now to setting science-based targets and being part of the solution to achieve Net Zero. Since 2018 we have significantly reduced Scope 1 & 2 and Scope 3 business travel emissions. We have identified levers to enable 50% reduction in Scope 1 & 2 emissions by 2030 and are developing our 2030 Climate Action Plan. We are also committed to reducing our Scope 3 emissions, and know we can only make the progress we need by leveraging our scale to influence our supply chain network.

Governance and Ethics

Trust and transparency are foundational to delivering on our purpose and our promise to create value for all stakeholders. We will continue to lead in ethical, responsible business and employment practices, holding ourselves and our global network of partners accountable to the highest standards.

In 2020, we were recognized by Ethisphere as a World’s Most Ethical Company for the 11th time—the only company in our industry to earn this distinction. We continue to expand and enhance cybersecurity and data privacy capabilities, while educating and empowering our employees to take responsibility for keeping information and digital assets safe and secure. We partner with EcoVadis, provider of the world’s most trusted business sustainability ratings, to assess our policies, practices and reporting on ethics, human rights, labor practices, environment, and procurement in more than 20 countries and recently achieved a new Platinum distinction at the Corporate level. We also assess our performance annually on ESG ratings, and are proud to be included in the DJSI North America Index and the FTSE4Good Global Index for the past 12 years.

iv	2021 Proxy Statement

2021 PROXY STATEMENT SUMMARY

Key Compensation and Governance Policies

The executive compensation and human resources committee continually reviews the Company’s executive compensation program to maintain compensation practices that are in the best interests of our shareholders. Some of our key policies are summarized below:

What We Do

We tie pay to performance.

We set challenging performance objectives that align with company performance.

We appropriately balance short-term and long-term incentives.

We have caps on the potential payouts under the PSU grants and our annual incentive program.

We use double triggers in our severance agreements and our equity awards.

We maintain significant stock ownership guidelines for our NEOs.

We have a clawback policy for our cash incentive and equity awards.

The committee engages an independent compensation consultant.

We use appropriate peer groups when establishing compensation which the committee devotes considerable effort in re-evaluating on an annual basis.

We regularly reach out to leading shareholders and their advisory firms to discuss our governance and executive compensation.

What We Don’t Do

We do not use Total Shareholder Return (“TSR”) as a performance metric for our NEOs. In our experience, TSR captures fluctuations in stock price, rather than measuring the performance of our executive team in operating our business. Our stock price can be sensitive to perceived changes in the global business climate, and we often experience fluctuations in stock price that are de-coupled from the fundamentals of our business.

We do not provide tax gross up payments for any amounts considered excess parachute payments.

We do not pay dividends on PSUs and only pay dividend equivalents on RSUs if and when they vest.

We do not encourage undue risk taking in our compensation plans. By using varied financial metrics and setting caps on potential payouts the company mitigates undue risk taking.

We do not permit the repricing of stock options without prior shareholder approval, except in connection with a transaction.

We do not allow hedging or pledging of ManpowerGroup stock.

We do not provide excessive perquisites to our NEOs.

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Director Nominee Biographies

Gina R. Boswell Joined the board 2007 Age 58 Committees: Audit, Nominating and Governance

Biography

President, US Customer Development at Unilever, a global food, personal care and household products company, from May 2017 to 2019. General Manager, U.K. and Ireland, at Unilever from September 2015 to May 2017. Executive Vice President, Personal Care, at Unilever from 2011 to September 2015. Prior thereto, Ms. Boswell was President, Global Brands, of Alberto-Culver Company, a consumer goods company, from 2008 to July 2011. Prior thereto, Ms. Boswell held several leadership positions, including Senior Vice President and Chief Operating Officer-North America of Avon Products, Inc. from 2005 to 2007 and as an executive with Ford Motor Company from 1999 to 2003. A director of Wolverine Worldwide, Inc. since 2013.

Qualifications

Ms. Boswell has significant international, managerial, strategic, operational, global and financial management expertise as a result of the various senior leadership positions she has held at several companies with global operations. Ms. Boswell also brings an important perspective from her service as a director on other public company boards.

Jean-Philippe Courtois Joined the board 2020 Age 60 Committees: Audit

Biography

Executive Vice President, President Global Sales, Marketing and Operations at Microsoft Corporation, a global technology provider, since 2016. President, Microsoft International from 2005 to 2016. Prior thereto, Mr. Courtois held several leadership positions with Microsoft Corporation, including CEO, Microsoft EMEA from 2003 to 2005. A director of AstraZeneca plc from 2008 to 2016.

Qualifications

Mr. Courtois has significant international, managerial, strategic, operational, global, technology and government relations expertise as a result of the various senior leadership positions he has held at Microsoft Corporation. Mr. Courtois also brings an important perspective from his service as a director on other public company boards.

1	2021 Proxy Statement

DIRECTOR NOMINEE BIOGRAPHIES

William Downe Lead Director Joined the board 2011 Age 68 Committees: Executive Compensation and Human Resources

Biography

Non-Executive Chairman of Trans Mountain Corporation, an oil pipeline operator, since November 2018. Chief Executive Officer of BMO Financial Group, a highly diversified financial services provider based in North America, from 2007 to October 2017. Prior thereto, Mr. Downe held several leadership positions with BMO Financial Group and its subsidiaries, including Chief Operating Officer of BMO Financial Group from 2006 to 2007, and Deputy Chair of BMO Financial Group and Chief Executive Officer, BMO Nesbitt Burns and Head of Investment Banking Group from 2001 to 2006. A director of Loblaw Companies Limited since 2018 and a director of BMO Financial Group from 2007 to 2017.

Qualifications

Mr. Downe brings to the board significant managerial, operational and global experience he gained during his tenure as Chief Executive Officer of BMO Financial Group and serving on its Board.

John F. Ferraro Joined the board 2016 Age 65 Committees: Audit

Biography

Global Chief Operating Officer of Ernst & Young (“EY”), a global professional services organization, from 2007 to January 2015. Prior thereto, Mr. Ferraro held several senior leadership positions at EY, including Global Vice Chair Audit. In addition, Mr. Ferraro served as a member of EY’s Global Executive board for more than 10 years. Mr. Ferraro also served as Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software and services company for the energy industry, from February 2019 to July 2019. A director of Advance Auto Parts since 2015 and International Flavor and Fragrances, Inc. since 2015.

Qualifications

Mr. Ferraro brings to the board significant managerial, operational, financial and global experience he gained during his tenure as Global Chief Operating Officer of EY and the other various positions he held at EY as well as his service as a director on other public company boards.

2	2021 Proxy Statement

DIRECTOR NOMINEE BIOGRAPHIES

William P. Gipson Joined the board 2020 Age 63 Committees: Executive Compensation and Human Resources

Biography

President, Enterprise Packaging Transformation of Procter & Gamble, a leading global provider of branded consumer packaged goods, from 2017 to 2019. Prior thereto, Mr. Gipson held several leadership positions at Procter & Gamble, including Senior Vice President, Research & Development for Asia from 2015-2017 and Senior Vice President, Research & Development for the Global Hair Care/Color & Overall Beauty Sector from 2011 to 2015. Mr. Gipson also served simultaneously as the Senior Vice President, Corporate Chief Diversity Officer for Procter & Gamble from 2011-2019. A director of Rockwell Automation, Inc. since November 2020.

Qualifications

Mr. Gipson brings to the board significant international, managerial, operational and government relations experience from his tenure as President, Enterprise Packaging and Transformation of Procter & Gamble and the other various positions he held at Procter & Gamble.

Patricia Hemingway Hall Joined the board 2011 Age 68 Committees: Audit, Nominating and Governance (Chair)

Biography

President and Chief Executive Officer of Health Care Service Corporation (“HCSC”), a mutual health insurer, from 2008 to December 2015. Prior thereto, Ms. Hemingway Hall held several leadership positions at HCSC, including President and Chief Operating Officer from 2007 to 2008 and Executive Vice President of Internal Operations from 2006 to 2007. A director of Cardinal Health since 2013 and Halliburton since February 2019. A director of Celgene Corporation from 2018 to 2019.

Qualifications

Ms. Hemingway Hall brings to the board significant managerial, operational, sales, marketing and government relations, experience from her tenure as President and Chief Executive Officer of HCSC and the other various positions she held at HCSC. Ms. Hemingway Hall also brings an important perspective gained from her service as a director on other public company boards.

3	2021 Proxy Statement

DIRECTOR NOMINEE BIOGRAPHIES

Julie M. Howard Joined the board 2016 Age 58 Committees: Executive Compensation and Human Resources, Nominating and Governance

Biography

Chief Executive Officer of Riveron Consulting, LLC, a business advisory firm specializing in accounting, finance, technology, and operations, since March 2021. Chief Executive Officer of Navigant Consulting, Inc. (“Navigant”), a specialized global professional services firm, from 2012 to 2019. Chairman of the Board of Navigant from 2014 to 2019. Prior thereto, Ms. Howard held several leadership positions at Navigant including Chief Operating Officer. A director of Sleep Number Corporation since May 2020. A director of InnerWorkings, Inc. from 2012 to 2019.

Qualifications

Ms. Howard brings to the board significant managerial and operational experience from her tenure as Chief Executive Officer of Navigant and the other various positions she held at Navigant. Ms. Howard also brings an important perspective from serving on other public company boards.

Ulice Payne, Jr. Joined the board 2007 Age 65 Committees: Audit, Nominating and Governance

Biography

President and Managing Member of Addison-Clifton, LLC, a provider of global trade compliance advisory services, since May 2004. Prior thereto, Mr. Payne held several leadership positions, including President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from 2002 to 2003 and Partner with the law firm Foley & Lardner LLP from 1998 to 2002. A director of WEC Energy Group, Inc. (formerly Wisconsin Energy Corporation) since 2003 and Foot Locker, Inc. since 2016. A trustee of The Northwestern Mutual Life Insurance Company from 2005 to 2018.

Qualifications

Mr. Payne brings to the board significant managerial, operational, financial and global experience as a result of many senior positions he has held including as President of Addison-Clifton, LLC. The board of directors also benefits from his broad experience in and knowledge of international business.

4	2021 Proxy Statement

DIRECTOR NOMINEE BIOGRAPHIES

Jonas Prising Joined the board 2014 Age 56 Committees: None

Biography

Chief Executive Officer of ManpowerGroup since May 2014. Chairman of ManpowerGroup since December 2015. ManpowerGroup President from 2012 to April 2014. Executive Vice President, President of ManpowerGroup - The Americas from 2009 to 2012. Prior thereto, Mr. Prising was the Executive Vice President, President of ManpowerGroup - United States and Canadian Operations from 2006 to 2008 and held other positions at ManpowerGroup since 1999. A director of Kohl’s Corporation since 2015.

Qualifications

Mr. Prising brings to the board a deep knowledge of ManpowerGroup and its operations from his many years of experience with the Company, including as President with responsibility for the Americas and Southern Europe and currently as Chairman and Chief Executive Officer. He also brings a deep understanding of the industry, a global perspective, having lived and worked in multiple countries around the world, and a strong knowledge of the relevant marketplaces in Europe and Asia.

Paul Read Joined the board 2014 Age 54 Committees: Audit (Chair)

Biography

President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor and supply-chain services provider, from 2013 to February 2016. Prior thereto, Mr. Read was Chief Financial Officer of Flextronics International, Ltd., an electronics manufacturing services provider, from 2008 to 2013.

Qualifications

Mr. Read brings to the board significant managerial, operational, financial and global experience as a result of many senior positions he has held, including his tenure as President and Chief Operating Officer of Ingram Micro, Inc. and Chief Financial Officer of Flextronics International, Ltd.

5	2021 Proxy Statement

DIRECTOR NOMINEE BIOGRAPHIES

Elizabeth P. Sartain Joined the board 2010 Age 66 Committees: Executive Compensation and Human Resources (Chair)

Biography

Independent Human Resource Advisor and Consultant since April 2008. Prior thereto, Ms. Sartain held several leadership positions, including Executive Vice President and Chief People Officer at Yahoo! Inc. from 2001 to 2008 and an executive with Southwest Airlines serving in various positions from 1988 to 2001. A director of Shutterfly Inc. from 2016 to 2019.

Qualifications

Ms. Sartain brings to the board significant human resources experience as a result of the various senior management positions she held at various multi-national companies as well as being an independent human resource advisor for many years. Ms. Sartain also brings an important perspective gained from her service as a director on other public company boards.

Michael J. Van Handel Joined the board 2017 Age 61 Committees: None

Biography

Senior Executive Vice President of ManpowerGroup from February 2016 to February 2017. Chief Financial Officer of ManpowerGroup from July 1998 to February 2016. Prior thereto, Mr. Van Handel held several other senior finance and accounting positions within ManpowerGroup since 1989. A director of BMO Financial Corporation, a subsidiary of BMO Financial Group, since 2006 and a Director of ICF International since 2017.

Qualifications

Mr. Van Handel brings to the board significant managerial, operational, financial and global experience including his time as Chief Financial Officer and the other senior financial positions he held while employed at ManpowerGroup. He also brings deep knowledge of ManpowerGroup and its operations as well as a deep understanding of the industry with his over 20 years of experience at ManpowerGroup. Mr. Van Handel also brings an important perspective gained from his service as a director on other public company boards.

6	2021 Proxy Statement

DIRECTOR NOMINEE BIOGRAPHIES

Each director attended at least 75% of the board meetings and meetings of committees on which he or she served in 2020. The board of directors held ten meetings during 2020. The board of directors did not take any action by written consent during 2020. In addition to the meetings of the board, the directors participated in regular discussions with management during 2020 to receive updates on the COVID-19 pandemic and its impacts to our business.

Under the Company’s corporate governance guidelines, an individual cannot be nominated for election to the board of directors after his or her 72nd birthday. Any director who turns 72 during his or her normal term will continue in office until the expiration of that term. In accordance with these guidelines, Cari M. Dominguez is retiring from the board of directors effective May 7, 2021 and will therefore not be seeking re-election.

Under ManpowerGroup’s bylaws, nominations, other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper written form to the Secretary of ManpowerGroup. To be timely, a shareholder’s request to nominate a person for election to the board of directors at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the Secretary of ManpowerGroup not less than 90 days nor more than 150 days prior to the anniversary of the annual meeting of shareholders held in the prior year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination, including the disclosure of any hedging, derivative or other complex transactions involving the Company’s common stock to which a shareholder proposing a director nomination is a party.

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Composition and Qualifications of Board Members

In connection with its consideration of possible candidates for board membership, the nominating and governance committee also has identified areas of experience that members of the board should as a goal collectively possess. The below graphic lists these skills and attributes for each of the 12 nominees, and shows which ones each nominee has identified as being part of his or her own experience.

SKILLS, ATTRIBUTES & EXPERIENCE

Previous Board Experience serving as a director of another public company

International Business Experience in diverse geographic, political and regulatory environments

Corporate Governance Supports our goals of strong Board and management accountability

Active or Former CEO/Chairperson or other C-Suite Officer Served in a senior leadership role at a large organization

Sales Experience developing strategies to grow sales and market share

Government Relations Understanding of government regulations affecting our business

Human Resources Experience building knowledge, skills and abilities of employees

Marketing and Branding Experience in a senior management position managing marketing/ branding

Technology Experience with technology, cybersecurity, information systems/data management or privacy

Accounting or Financial Oversight Experience to provide valuable insight in overseeing finances

Operations Experience with our business, strategy and marketplace dynamics

8	2021 Proxy Statement

BOARD DIVERSITY AND TENURE

The nominating and governance committee has adopted, and the board of directors has approved, guidelines for selecting board candidates that the committee considers when evaluating candidates for nomination as directors including candidates recommended by shareholders. The guidelines call for the following with respect to the composition of the board:

•	a variety of experience and backgrounds;

•	a core of business executives having substantial senior management and financial experience;

•	individuals who will represent the best interests of the shareholders as a whole rather than special interest constituencies;
•	the independence of at least a majority of the directors; and

•	individuals who represent a diversity of gender, race, ethnicity and age.

The nominating and governance committee and the board of directors believe that the qualifications, skills, experience and attributes set forth in this proxy statement for all individuals nominated for election satisfy the guidelines for selecting board candidates set out above and support the conclusion that these individuals are qualified to serve as directors of the Company and collectively possess a variety of skills, professional experience, and diversity of backgrounds allowing them to effectively oversee the Company’s business.

Board Diversity and Tenure

The composition of the nominees for the board also reflects diversity of gender, race, ethnicity and age, an objective that the nominating and governance committee continually strives to enhance when searching for and considering new directors.

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Director Compensation for 2020

The nominating and governance committee reviews and makes recommendations to the full board with respect to the compensation of our non-employee directors annually. The full board of directors reviews these recommendations and makes a final determination on the compensation of our directors. For its review of the non-employee directors’ compensation for 2020, the nominating and governance committee engaged Mercer to benchmark the Company’s non-employee director compensation against that of relevant peer companies and the general market.

Based on recommendations by Mercer, the board of directors approved the compensation structure for non-employee directors for 2020 as described below.

2020 NON-EMPLOYEE DIRECTOR COMPENSATION STRUCTURE

Annual Base Retainer (TOTAL)	$290,000

Cash	$115,000

Equity	$175,000

Annual Nominating and Governance Committee Chair Retainer	$ 20,000

Annual Executive Compensation and Human Resources Committee Chair Retainer	$ 20,000

Annual Audit Committee Chair Retainer	$ 27,500

Annual Retainer for lead director	$ 25,000

Annual Retainer for lead director in the case where he or she also serves as a committee chair	$ 30,000

Annual Cash Retainer

Each year, directors receive an annual cash retainer but can elect to receive deferred stock in lieu of 50%, 75% or 100% of their annual cash retainer. This deferred stock will be granted at the end of the year for which the election was made. The number of shares granted will equal the annual cash retainer divided by the average of the closing prices of ManpowerGroup common stock on the last trading day of each full or partial calendar quarter covered by the election period. For 2020, Ms. Howard elected to accept deferred stock in lieu of 100% of her annual cash retainer.

Annual Equity Grant

Each year directors also receive an annual grant of deferred stock. The annual grant is effective on January 1 of each year and the number of shares granted will equal the annual equity retainer divided by the closing sale price of a share of ManpowerGroup’s common stock on the last business day of the preceding year. Alternatively, the directors can elect to receive restricted stock instead of deferred stock if they make the election on or before December 31 of the preceding year. For 2020, the total shares of deferred stock or restricted stock granted to each director was 1,802 shares. The shares vest in equal quarterly installments on the last day of each calendar quarter during the year.

A new director will receive a grant of deferred stock effective the date the director is appointed to the board and will be prorated for the year. They can elect to receive restricted stock instead if they make the election within 10 days of appointment to the board of directors.

Distribution of Deferred Stock

Deferred stock will be distributed in ManpowerGroup shares on the earlier of 3 years from the date of grant or within 30 days of the director leaving the board. However, the director can extend the deferral period for these grants by at least five years, and thereafter extend further by at least five more years, as long as the election to extend is made at least twelve months before the end of the current deferral period. If a director extends the deferral period but leaves the board prior to the extended date, the deferred stock will be distributed within 30 days of the director leaving the board.

10	2021 Proxy Statement

DIRECTOR COMPENSATION FOR 2020

Compensation Actions in Response to COVID-19

Due to the uncertainty of the COVID-19 pandemic, our executive officers voluntarily reduced their base salaries from April to August 2020, in recognition of the hardship being experienced by others. Consistent with those actions, the board of directors voluntarily reduced the annual cash retainer for non-employee directors by 30% over the same time period.

Director Compensation for 2020

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(2)	TOTAL ($)

Gina R. Boswell	102,156	175,000	277,156

Jean-Philippe Courtois(1)	5,671	8,630	14,301

Cari M. Dominguez	102,156	175,000	277,156

William Downe	127,156	237,612	364,768

John F. Ferraro	102,156	203,810	305,966

William P. Gipson(1)	5,671	8,630	14,301

Patricia Hemingway Hall	122,156	183,700	305,856

Julie M. Howard	—	301,973	301,973

Ulice Payne, Jr.	102,156	187,765	289,921

Paul Read	129,656	187,765	317,421

Elizabeth P. Sartain	122,156	175,000	297,156

Michael J. Van Handel	102,156	187,908	290,064

(1)	Messrs. Courtois and Gipson were elected to the Board on December 14, 2020 and received a pro-rata annual retainer and grant of deferred stock.

(2)

Reflects deferred stock and restricted stock granted under our 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan. These amounts reflect the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. The amount reflected in the table was made up of:

For Ms. Boswell, $175,000 attributable to the annual grant of restricted stock (1,802 shares) in 2020.

For Mr. Courtois, $8,630 attributable to the prorated annual grant of deferred stock (96 shares) in 2020.

For Ms. Dominguez, $175,000 attributable to the annual grant of restricted stock (1,802 shares) in 2020.

For Mr. Downe, $175,000 attributable to the annual grant of deferred stock (1,802 shares) and $62,612 attributable to deferred stock issued in lieu of dividends (878 shares) in 2020.

For Mr. Ferraro, $175,000 attributable to the annual grant of deferred stock (1,802 shares) and $28,810 attributable to deferred stock issued in lieu of dividends (404 shares) in 2020.

For Mr. Gipson, $8,630 attributable to the prorated annual grant of deferred stock (96 shares) in 2020.

For Ms. Hemingway Hall, $175,000 attributable to the annual grant of restricted stock (1,802 shares) and $8,700 attributable to deferred stock issued in lieu of dividends (122 shares) in 2020.

For Ms. Howard, $175,000 attributable to the annual grant of deferred stock (1,802 shares), $102,156 attributable to deferred stock granted in lieu of 100% of her annual retainer (1,432 shares) and $24,817 attributable to deferred stock issued in lieu of dividends (348 shares) in 2020.

For Mr. Payne, $175,000 attributable to the annual grant of deferred stock (1,802 shares) and $12,765 attributable to deferred stock issued in lieu of dividends (179 shares) in 2020.

For Mr. Read, $175,000 attributable to the annual grant of deferred stock (1,802 shares) and $12,765 attributable to deferred stock issued in lieu of dividends (179 shares) in 2020.

For Ms. Sartain, $175,000 attributable to the annual grant of restricted stock (1,802 shares) in 2020.

For Mr. Van Handel, $175,000 attributable to the annual grant of deferred stock (1,802 shares) and $12,908 attributable to deferred stock issued in lieu of dividends (181 shares) in 2020.

The aggregate number of shares of deferred stock held by each of the non-employee directors can be found in Footnote 1 of the Beneficial Ownership of Directors and Executive Officers table on page 71. All such shares of deferred stock were fully vested as of December 31, 2020. All shares of restricted stock granted to the non-employee directors in 2020 were fully vested as of December 31, 2020.

11	2021 Proxy Statement

Non-Employee Director Stock Ownership Guidelines

The nominating and governance committee believes that non-employee directors should hold a meaningful stake in ManpowerGroup to align their economic interests with those of the shareholders. To that end, the board of directors adopted stock ownership guidelines that currently require non-employee directors to own shares equal in value to five times the 2015 annual cash retainer ($90,000 at January 1, 2015, for a total guideline of $450,000). The committee takes into account vested deferred stock and restricted stock in determining targeted ownership levels. The following table details each non-employee director’s stock ownership relative to the stock ownership guidelines:

DIRECTOR	TARGET NUMBER OF SHARES (#)(1)	NUMBER OF SHARES HELD(#)(2)	VALUE OF SHARES ($)(3)	TARGET DATE TO SATISFY GUIDELINES

Gina R. Boswell	6,601	8,932	843,538

Jean-Philippe Courtois	4,990	96	9,066	December 14, 2024

Cari M. Dominguez	6,601	14,366	1,356,725

William Downe	6,601	52,806	4,986,999

John F. Ferraro	5,894	13,183	1,245,003

William P. Gipson	4,990	96	9,066	December 14, 2024

Patricia Hemingway Hall	6,601	12,636	1,193,344

Julie M. Howard	5,064	12,979	1,225,737

Ulice Payne, Jr.	6,601	13,400	1,265,496

Paul Read	6,601	11,192	1,056,972

Elizabeth P. Sartain	6,601	24,171	2,282,709

Michael J. Van Handel	3,568	14,192	1,340,292

(1)

Target shares are based on target value ($450,000) divided by the closing stock price on December 31, 2014 of $68.17 for non-employee directors in office as of January 1, 2015. For non-employee directors appointed after January 1, 2015 target shares are based on target value ($450,000) divided by the closing price of the Company’s common stock on the last business day of the month during which the director was or is first appointed to the Board of Directors.

(2)	Represents the number of shares held as of the record date, February 26, 2021 as follows:

For Ms. Boswell, 8,932 shares of common stock.

For Mr. Courtois, 96 shares of vested deferred stock.

For Ms. Dominguez, 14,366 shares of common stock.

For Mr. Downe, 24,202 shares of common stock and 28,604 shares of vested deferred stock.

For Mr. Ferraro, 13,183 shares of vested deferred stock.

For Mr. Gipson, 96 shares of vested deferred stock.

For Ms. Hemingway Hall, 10,027 shares of common stock and 2,609 shares of vested deferred stock.

For Ms. Howard, 12,979 shares of vested deferred stock.

For Mr. Payne, 7,561 shares of common stock and 5,839 shares of vested deferred stock.

For Mr. Read, 5,353 shares of common stock and 5,839 shares of vested deferred stock.

For Ms. Sartain, 24,171 shares of common stock.

For Mr. Van Handel, 9,724 shares of common stock and 4,468 shares of vested deferred stock.

(3)	Based on price per share of ManpowerGroup common stock on February 26, 2021 of $94.44.

(4)	Under the policy, non-employee directors have four years from the date of his or her appointment to attain targeted ownership levels

We Prohibit Non-Employee Directors from Hedging, Pledging and Short-selling Our Securities

Under ManpowerGroup’s Insider Trading Policy, non-employee directors are prohibited from engaging in short sales or hedging transactions involving ManpowerGroup securities, including forward sale or purchase contracts, equity swaps or exchange funds. Non-employee directors are also prohibited from engaging in puts, calls or other options or derivative instruments involving ManpowerGroup securities. Further, we do not allow non-employee directors to pledge ManpowerGroup securities at any time, which includes having ManpowerGroup stock in a margin account or using ManpowerGroup stocks as collateral for a loan.

12	2021 Proxy Statement

Board Leadership Structure

Chairman of the Board – Jonas Prising

Under ManpowerGroup’s bylaws and in accordance with the Company’s corporate governance guidelines, the board of directors can choose whether the roles of chairman and chief executive officer should be combined or separated, based on what it believes is best for the Company and its shareholders at a given point in time. Jonas Prising has been chairman of the board of directors since December 31, 2015. The board of directors has evaluated the Company’s leadership structure and determined that the presence of our independent lead director who, as described below, has meaningful oversight responsibilities, together with a strong leader in the combined role of chairman and chief executive officer, serves the best interests of ManpowerGroup and its shareholders. The board of directors believes that in light of Mr. Prising’s extensive knowledge of ManpowerGroup and its industry, gained through his tenure with the Company, he is well positioned to serve as both chairman and chief executive officer of the Company.

Lead Director – William Downe

The board of directors has selected Mr. Downe, retired CEO of BMO Financial Group, to serve as lead director. Our corporate governance guidelines provide that if the same person holds the chief executive officer and chairman roles or if the chairman is not independent, the board of directors will designate one of the independent directors to serve as the lead director. The lead director helps ensure that there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important.

Our corporate governance guidelines contemplate that the lead director will be appointed annually and that he or she should be willing to serve for at least three years in such capacity. The board of directors believes having a lead director serving continuous terms provides greater continuity to the role, enhances board leadership and performance and facilitates effective oversight of the performance of senior management. Mr. Downe has served as lead director since May 2017, and at a board meeting in February 2021, the board of directors re-appointed Mr. Downe to serve as lead director for another year.

The lead director’s duties include the following:

•  Preside at executive sessions of the non-employee directors;

•  Preside at all other meetings of directors where the chairman of the board is not present;

•  Serve as liaison between the chairman of the board and the non-employee directors;

•  Approve what information is sent to the board;

•  Approve the meeting agendas for the board;

•  Approve meeting schedules to assure that there is sufficient time for discussion on all agenda items;

•  Provide feedback from executive sessions of the independent directors to the Chairman and CEO and other senior management;

•  Serve in a key role in the board evaluation processes and in evaluation of the CEO;

•  Recommend to the board and the board committees the retention of advisers and consultants who report directly to the board;

•  Have the authority to call meetings of the non-employee directors;

•  If requested by major shareholders, ensure that he or she is available for consultation and direct communication; and

•  Perform such other duties as the board may delegate from time to time.

13	2021 Proxy Statement

Board Oversight

Our board of directors and its committees work closely with management to provide oversight, review, and counsel related to long-term strategy, opportunities and risks. In particular, the board oversees business affairs and integrity, works with management to determine our mission and long-term strategy, oversees enterprise risk management, performs the annual CEO evaluation, oversees CEO succession planning, and oversees internal control over financial reporting and external audit. The board looks to the expertise of its committees to provide strategic oversight in their areas of focus. Examples of oversight areas are provided below.

Strategy

Led by the CEO, the Company’s executive management drives our strategy and operations and works to develop and execute business strategy, foster our desired culture, establish accountability, and control risk. Management also aligns our structure, operations, people, policies, and compliance efforts to our mission and strategy. Overseeing management’s development and execution of the Company’s strategy is one of the board’s primary responsibilities. The board works closely with executive management to respond to a dynamically changing business environment. Executive management and other leaders from across the Company provide business and strategy updates to our board quarterly, and the board participates in an annual strategy meeting with management. At meetings throughout the year, the board also assesses the strategic alignment of the Company’s budget and capital plan and strategic acquisition process.

Risk

The board of directors is responsible for overseeing management in the execution of management’s Company-wide risk management responsibilities. The board of directors fulfills this responsibility both directly and through its standing committees (as discussed further below), each of which assists the board in overseeing a part of the Company’s overall risk management.

The committees of the board oversee specific areas of the Company’s risk management as described below:

Audit Committee

The audit committee is responsible for assisting the board of directors with its oversight of the performance of the Company’s risk management functions including:

•	Reviewing and discussing with management the Company’s risk management framework, including policies, practices and procedures regarding risk assessment and management;

•	Receiving, reviewing and discussing with management reports on cybersecurity and data privacy risk;

•	Receiving, reviewing and discussing with management reports on other risk topics as the committee or management deems appropriate from time to time; and

•	Reporting to the board of directors on its activities in this oversight role.

Executive Compensation and Human Resources Committee

The executive compensation and human resources committee reviews and discusses with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The nominating and governance committee evaluates the overall effectiveness of the board of directors, including its focus on the most critical issues and risks.

As part of this oversight, the committees engage in reviews and discussions with management (and others if considered appropriate) as necessary to be reasonably assured that the Company’s risk management processes (1) are adequate to identify the material risks that we face in a timely manner, (2) include strategies for the management of risk that are responsive to our risk profile and specific material risk exposure, (3) serve to integrate risk management considerations into business decision-making throughout the Company, and (4) include policies and procedures that are reasonably effective in facilitating the transmission of information with respect to material risks to the senior executives of the Company and each committee.

14	2021 Proxy Statement

BOARD OVERSIGHT

Oversight of COVID-19 Risks

The risk landscape associated with the COVID-19 pandemic has been, and continues to be, discussed with the full board of directors as well as each of the committees, as appropriate. Over the course of fiscal year 2020, management regularly updated our directors on the COVID-19 pandemic’s impacts to our business and the strategic, operational and financial risks associated with the pandemic. All directors were invited to attend committee meetings over the course of the fiscal year to receive updates relating to the impact of the pandemic on our business. Discussions with the board of directors and committees have included, among other topics, business continuity, employee health and safety, technology and cybersecurity and demand for our services. Management continues to report to the board of directors on its response to the pandemic and will identify new risks as they may arise in light of the continuing effects of the COVID-19 pandemic.

Environmental, Social and Governance (“ESG”) Matters

Corporate responsibility and sustainability are important priorities for the board of directors and the Company. We believe businesses have a responsibility to be a positive contributor to societal change. Our commitment to social responsibility extends to human capital, diversity and inclusion, human rights and fair employment, worker health and safety and climate change. We also see in these commitments additional ways of creating value for our shareholders, that result in benefits to our employees, our customers and society. As part of our enterprise-wide approach to risk management and our strategies for long-term value creation, the board and management monitor long-term risks that may be impacted by environmental, social and governance issues. Additional information about ManpowerGroup’s corporate social responsibility efforts is located in the Proxy Summary under “Social Responsibility” and available on our website at https://manpowergroup.com/sustainability.

The board of directors has primary responsibility for oversight of ESG matters, including initiatives and programs related to sustainability, corporate culture and human capital management, with the committees supporting the board by addressing these specific ESG matters related to their respective areas of oversight.

Independent Compensation Consultant

The executive compensation and human resources committee has selected Mercer (US) Inc. to advise it on executive compensation matters. Mercer is engaged directly by the committee, and reports to the chair of the committee. In 2020, the committee completed an RFP process, and after evaluating several leading compensation consultants, reaffirmed its decision to engage Mercer. Fees are set annually, and are reflected in a one-year statement of work, which sets out the services to be performed by Mercer for the committee during the ensuing year. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the committee in the performance of its duties. Mercer’s fees for executive compensation consulting to the committee in 2020 were $455,610.

The committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating ManpowerGroup’s executive compensation programs and practices. The committee’s decisions about executive compensation, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Mercer’s engagement included the following services for the committee in 2020:

•	Review and recommend the companies used in our peer group;

•

Evaluate the competitiveness of our total executive compensation and benefits program for the senior executives, including base salary, annual incentive, total cash compensation, long-term incentive awards, total direct compensation, perquisites, retirement benefits and total remuneration against the market;

•	Advise the committee on executive compensation issues arising from the COVID-19 pandemic and its related impact on the Company’s business;

•

Assess how well the compensation and benefits programs are aligned with the committee’s stated philosophy to align pay with performance, including analyzing our performance against comparator companies;

•	Assess shares available under our equity incentive plan;

15	2021 Proxy Statement

INDEPENDENT COMPENSATION CONSULTANT

•	Provide advice and assistance to the committee on the levels of total compensation and the principal elements of compensation for our senior executives;

•	Advise the committee on salary, target incentive opportunities and equity grants as well as on the design and features of our short-term and long-term incentive programs for our senior executives;

•	Brief the committee on trends in executive compensation and benefits among large public companies and on regulatory, legislative and other developments; and

•	Assist in reviewing the Compensation Discussion and Analysis and other executive compensation disclosures to be included in this proxy statement.

The committee has reviewed whether the work provided by Mercer raises any conflict of interest. Factors considered by the committee include:

•	Other services provided to the Company by the consultant;

•	What percentage of the consultant’s total revenue is made up of fees from the Company;

•	Policies or procedures of the consultant that are designed to prevent a conflict of interest;

•	Any business or personal relationships between individual consultants involved in the engagement and committee members;

•	Any shares of the Company’s stock owned by individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

Based on its review, the committee does not believe that Mercer has a conflict of interest with respect to the work performed by the Company or the committee in 2020. The committee has also evaluated the independence of Mercer pursuant to the rules of the Securities and Exchange Commission and the New York Stock Exchange and no relationships were identified that would impact Mercer’s independence.

Ultimately, the consultant provides recommendations and advice to the committee in an executive session where management is not present, which is when critical pay decisions are made. This approach protects the committee’s ability to receive objective advice from the consultant so that the committee may make independent decisions about executive pay at our company.

Besides Mercer’s involvement with the committee, it and its affiliates also provide other non-executive compensation services to us. These services are approved by management who oversee the specific areas of business for which the services are provided.

The total amount paid for these other services provided in 2020 was $225,088. These services included actuarial and pension reporting services, workers compensation reporting and insurance services. The majority of these services are provided not by Mercer itself, but by other companies owned by Marsh & McLennan, the parent company of Mercer, which therefore are considered affiliates even though they operate independently of Mercer.

The committee concluded that the services provided by the Marsh & McLennan affiliates (other than Mercer), did not raise any conflicts of interest.

The committee believes the advice it receives from the individual executive compensation consultants is objective and not influenced by Mercer’s or its affiliates’ other relationships with us because of the procedures Mercer and the committee have in place, including the following:

•	The consultants receive no incentive or other compensation based on the fees charged to us for other services provided by Mercer or any of its affiliates;

•	The consultants are not responsible for selling other Mercer or affiliate services to us;

•

Mercer’s professional standards prohibit an individual consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations; and

•	The committee evaluates the quality and objectivity of the services provided by the consultants each year and determines whether to continue to retain the consultants.

16	2021 Proxy Statement

Board Independence and Related Party Transactions

The board of directors has adopted categorical standards for relationships deemed not to impair independence of non-employee directors to assist it in making determinations of independence. The categorical standards are included in our Corporate Governance Guidelines and are available on ManpowerGroup’s website at https://investor.manpowergroup.com/governance. As required under the Corporate Governance Guidelines, our board of directors reviews and determines the independence of all directors on an annual basis.

In making its independence determinations, the nominating and governance committee evaluates the various commercial and employment transactions and relationships known to the committee that exist between ManpowerGroup and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. The nominating and governance committee also reviews any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the categorical standards, might compromise a director’s independence.

The board of directors has determined that twelve of thirteen of the current directors of ManpowerGroup, including Ms. Dominguez who will retire from the Board on May 7, 2021, are independent under the listing standards of the New York Stock Exchange after taking into account the categorical standards. Certain of our directors serve as directors, and are officers or former officers, of companies that have engaged ManpowerGroup to provide services, all of which such relationships fall within the categorial standards. Mr. Prising does not qualify as independent under the listing rules of the New York Stock Exchange because he is currently an executive officer.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board of directors in accordance with the procedures described in ManpowerGroup’s bylaws and in accordance with the guidelines and considerations relating to the selection of candidates for membership on the board of directors described under the heading “Composition and Qualifications of Board Members.”

ManpowerGroup does not have a policy regarding board members’ attendance at the annual meeting of shareholders. All of the then-serving directors attended the 2020 annual meeting of shareholders.

Any interested party who wishes to communicate directly with the lead director or with the non-management directors as a group may do so by calling 1-800-210-3458. The third-party service provider that monitors this telephone number will forward a summary of all communications directed to the non-management directors to the lead director.

17	2021 Proxy Statement

Meetings and Committees of the Board

The board of directors has standing audit, executive compensation and human resources, and nominating and governance committees. The board of directors has adopted written charters for these committees, which are available on ManpowerGroup’s web site at http://investor.manpowergroup.com/governance.

AUDIT COMMITTEE	NUMBER OF MEETINGS IN 2020: 6

Paul Read Chair

The board of directors has determined that each member of the audit committee meets the financial literacy and independence requirements of the SEC and New York Stock Exchange, as applicable, and that Ms. Boswell, Mr. Ferraro and Mr. Read are each an “audit committee financial expert” as defined under the applicable rules of the SEC. Under the Company’s corporate governance guidelines, no member of the audit committee may serve on the audit committee of more than three public companies, including ManpowerGroup. No member of the audit committee currently serves on the audit committee of more than three public companies, including ManpowerGroup.

The functions of this committee are to:

•  appoint the independent auditors for the annual audit and approve the fee arrangements with the independent auditors;

•  monitor the independence, qualifications and performance of the independent auditors;

•  review the planned scope of the annual audit;

•  review the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K, and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of those reports;

•  review compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

•  review our financial reporting processes and internal controls and any significant audit adjustments proposed by the independent auditors;

•  make a recommendation to the board of directors regarding inclusion of the audited financial statements in our annual report on Form 10-K;

•  review recommendations, if any, by the independent auditors resulting from the audit to ensure that appropriate actions are taken by management;

•  review matters of disagreement, if any, between management and the independent auditors;

•  periodically review our Policy Regarding the Retention of Former Employees of Independent Auditors;

•  oversee compliance with our Independent Auditor Services Policy;

•  meet privately on a periodic basis with the independent auditors, internal audit staff and management to review the adequacy of our internal controls and other finance related matters;

•  meet privately with management to review the competence, performance and independence of the independent auditors;

•  monitor our internal audit department, including our internal audit plan;

•  review guidelines and policies regarding compliance by our employees with our code of business conduct and ethics, including the anti-corruption policy;

•  review procedures for receipt, retention and treatment of, and the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters;

•  assist the board of directors with its oversight of the performance of the Company’s risk management function;

•  review current tax matters affecting us;

•  periodically discuss with management our risk management framework;

•  monitor any litigation involving ManpowerGroup that may have a material financial impact on ManpowerGroup or that relates to matters entrusted to the audit committee; and

•  approve the retention, compensation and termination of outside legal, accounting and other such advisors to the committee.

Members: Gina R. Boswell Jean-Philippe Courtois(1) John F. Ferraro Patricia Hemingway Hall Ulice Payne, Jr.

(1)	Mr. Courtois was appointed to the audit committee in February 2021.

In addition, the charter of the audit committee provides that the audit committee shall review and approve all related party transactions that are material to ManpowerGroup’s financial statements or that otherwise require disclosure to ManpowerGroup’s shareholders, provided that the audit committee shall not be responsible for reviewing and approving related party transactions that are reviewed and approved by the board of directors or another committee of the board of directors. The audit committee did not take action by written consent during 2020.

18	2021 Proxy Statement

MEETINGS AND COMMITTEES OF THE BOARD

EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE	NUMBER OF MEETINGS IN 2020: 8

Elizabeth P. Sartain Chair

Each member of the executive compensation and human resources committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange.

The functions of this committee are to:

•  establish the compensation of the chief executive officer of ManpowerGroup, subject to ratification by the independent members of the board of directors;

•  approve the compensation, based on the recommendations of the chief executive officer of ManpowerGroup, of any president and the chief financial officer, and certain other senior executives of ManpowerGroup;

•  determine the terms of any agreements concerning employment, compensation or employment termination, as well as monitor the application of ManpowerGroup’s retirement and other fringe benefit plans, with respect to the individuals listed above;

•  monitor the professional development of ManpowerGroup’s key executive officers;

•  review succession plans for the chief executive officer of ManpowerGroup, of any president and the chief financial officer and certain other senior executives of ManpowerGroup;

•  administer ManpowerGroup’s equity incentive plans and employee stock purchase plans and oversee ManpowerGroup’s employee retirement and welfare plans;

•  administer ManpowerGroup’s annual incentive plan;

•  review and recommend the “Compensation Discussion and Analysis” to be included in our annual proxy statement;

•  develop and implement policies regarding the recoupment or “clawback” of excess compensation paid to executive officers of the Company;

•  approve the retention, compensation and termination of outside compensation consultants, independent legal advisors or other advisors and have oversight of their work;

•  consider the independence of any outside compensation consultant, independent legal advisor or other advisor to the committee;

•  monitor the Company’s policies, objectives and programs related to diversity and inclusion and review the Company’s performance in light of appropriate measures; and

•  Review the results of any advisory shareholder votes on executive compensation and consider whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes.

Members: Cari M. Dominguez(1) William Downe William P. Gipson(2) Julie M. Howard

(1)	Ms. Dominguez is retiring from the board of directors effective May 7, 2021.
(2)	Mr. Gipson was appointed to the executive compensation and human resources committee in February 2021.

In accordance with the terms of its charter, the executive compensation and human resources committee may from time to time delegate authority and assign responsibility with respect to such of its functions to officers of the Company, or to a subcommittee of the committee. The executive compensation and human resources committee took one action by written consent during 2020.

19	2021 Proxy Statement

MEETINGS AND COMMITTEES OF THE BOARD

NOMINATING AND GOVERNANCE COMMITTEE	NUMBER OF MEETINGS IN 2020: 6

Patricia Hemingway Hall Chair

Each member of the nominating and governance committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange.

The functions of this committee are to:

•  recommend nominees to stand for election at annual meetings of shareholders, to fill vacancies on the board of directors and to serve on committees of the board of directors;

•  establish procedures and assist in identifying candidates for board membership;

•  review the qualifications of candidates for board membership, including any candidates nominated by shareholders in accordance with our bylaws;

•  periodically review the compensation arrangements in effect for the non-management members of the board of directors and recommend any changes deemed appropriate;

•  oversee the annual self-evaluation of the performance of the board of directors and each of its committees and oversee, or ensure another committee oversees, the annual evaluation of the performance of management;

•  establish and review, for recommendation to the board of directors, guidelines and policies on the size and composition of the board, the structure, composition and functions of the board committees, and other significant corporate governance principles and procedures;

•  oversee the content and format of our code of business conduct and ethics and recommend any changes as deemed appropriate;

•  monitor compliance by the non-management directors with our code of business conduct and ethics;

•  develop and periodically review succession plans for the directors;

•  periodically review the corporate governance guidelines and recommend any changes as deemed appropriate;

•  review and recommend categorical standards for determining non-management director independence consistent with the rules of the New York Stock Exchange and other requirements;

•  Consider and recommend to the Board the action to be taken with respect to any resignation tendered by a director with respect to a change in professional responsibilities or personal circumstances; and

•  approve the retention, compensation and termination of any outside independent advisors to the committee.

Members: Gina R. Boswell Julie M. Howard Ulice Payne, Jr.

The nominating and governance committee has from time to time engaged director search firms to assist it in identifying and evaluating potential board candidates. The nominating and governance committee did not take any action by written consent during 2020.

20	2021 Proxy Statement

Board Effectiveness and Evaluation

Our board of directors is committed to performing effectively for the benefit of the Company and its shareholders at both the board and committee level. Each year, the nominating and governance committee oversees the board and committee evaluation process and determines the format and framework for the process.

Annual Evaluation Process with an Independent Consultant

Since 2018, the nominating and governance committee has engaged a third-party consultant, experienced in corporate governance matters, to assist with the board and committee evaluation process. The purpose of the annual evaluation process is to ensure that the board continues to operate at a high level, with an opportunity for self-reflection and improvement.

Each year, directors are interviewed by the independent third party, and give specific feedback addressing various topics of focus that are determined in advance. Among other items, topics have included board effectiveness, individual contributions, committee functioning, as well as suggestions to enhance the efficiency and productivity of the board in general. For the 2020 evaluation, the nominating and governance committee determined that individual director effectiveness would also be included as one of the focus areas. Directors respond to questions designed to elicit this information, and the independent third party synthesizes the results and comments received during such interviews. These findings are then presented by the independent third party and the chair of the nominating and governance committee to the nominating and governance committee and to the board, followed by a review and discussion by the full board. The chair of the nominating and governance committee also provides any committee findings to each committee chair, which are used to facilitate discussion during of the committee assessments that also occur annually. The board believes this facilitated process provides additional insight and perspective that it can utilize to further enhance effectiveness, including in areas such as board and committee composition, information flow between management and the board, development of materials for board discussion, focus on corporate strategy and director recruitment.

21	2021 Proxy Statement

Compensation Discussion and Analysis

22	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

23	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

Background

This compensation discussion and analysis (“CD&A”) describes ManpowerGroup’s executive compensation program for our executive officers for whom disclosure is required under the rules of the Securities and Exchange Commission (“SEC”). We refer to this group of executives as our named executive officers (“NEOs”). Mara Swan, our former Executive Vice President, Global Strategy and Talent, retired from the Company effective March 7, 2020.

NAME	TITLE

Jonas Prising	Chairman and Chief Executive Officer

John T. McGinnis	Executive Vice President and Chief Financial Officer

Michelle S. Nettles	Chief People and Culture Officer

Richard Buchband	Senior Vice President, General Counsel and Secretary

Mara E. Swan	Former Executive Vice President, Global Strategy and Talent

Executive Summary

The Impact of COVID-19 On Our Business and Executive Compensation

Our executive compensation programs are designed to incentivize and reward performance. In a typical year, we are focused largely on maintaining pricing discipline and strong cost management, and on pursuing our strategic plans and the operational efficiency of our business. But 2020 was not a typical year. As a global enterprise, with the majority of our revenues based in Europe, we experienced significant disruption as many of our key countries, including France and Italy, were impacted by COVID-19, with government-mandated lockdowns and restrictions beginning in the spring of 2020. The disruption quickly expanded as the pandemic affected our operations worldwide. Our focus pivoted immediately to ensuring the health and safety of our people, protecting the viability of our enterprise, and helping clients and governments navigate a period of unprecedented economic uncertainty and political and cultural unrest.

Our executive team was able to deliver more than $18 billion in revenue, with positive operating profit and EPS, and strong cash flow that enabled the company to maintain and then increase its semi-annual dividend payments in 2020. The team demonstrated their operational, financial and human capital leadership with a swift transition to a remote work environment, the execution of significant expense reductions to mitigate gross profit declines, and the bolstering of cash management and collections capabilities to preserve liquidity. We also continued to pursue key strategic initiatives, including critical technology implementations and cost transformation initiatives.

During this time, we have remained committed to pay for performance. We did not modify the financial metrics in our annual incentive program even though the onset of COVID-19 occurred just weeks after the Executive Compensation and Human Resources Committee (the “Committee”) completed 2020 goal-setting, such that the metrics were immediately obsolete. Similarly, the three-year performance cycles under our long-term incentive program were adversely impacted. This reduced considerably the realizable compensation for our executive team.

Additionally, for portions of the second and third quarters, during the most acute period of economic uncertainty, our executive officers voluntarily reduced their base salaries in recognition of the hardship being experienced by others. Our Board of Directors took similar action, voluntarily reducing their cash compensation during this period.

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COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

Annual Incentive Payouts for 2020 Consistent with prior years, the Committee set key financial performance metrics in mid-February 2020, as summarized below.
• Earnings Per Share – Designed to focus our executives on producing financial results that align with shareholder interest. We consider this metric a critical measure of executive performance.

•  Return on Invested Capital (“ROIC”) – Even though we operate in the services industry, our business is capital intensive. We must pay our associates and consultants before we typically bill and collect from our clients. ROIC measures how efficiently we are converting our services into cash.

• Revenue – We believe Revenue is a key metric as it keeps executives focused on top-line growth, in addition to profitability.

Additionally, the Committee set key performance indicators (KPIs) for executives based on individual operating objectives.

Due to the global pandemic, we did not meet the financial metric threshold levels set by the Committee. As a result, the NEOs only received payouts related to the individual KPIs. These included, for the CEO, the Committee’s recognition of his leadership during the crises and the progress on key strategic and transformational objectives despite the pandemic.

Long-Term Incentive Payouts for 2020

The sudden impact of the pandemic also had a significant negative impact on our profit margins in 2020. This resulted in a sizeable decline in Operating Profit Margin Percent (“OPMP”) in 2020, significantly below the level of the prior two years.

•  Performance Share Units (“PSUs”) represent the largest component of performance pay for our NEOs. There, our key performance metric is OPMP which measures how efficiently our executive officers have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits, and it is the cornerstone of our long-term incentive plan.

This level of OPMP performance in 2020 against the OPMP benchmarks set by the Committee brought down the payout percentage for the PSU awards for the 2018-2020 performance cycle to the threshold level.

The significant reduction in 2020 OPMP will also have an adverse impact on awards covering the 2019-2021 and 2020-2022 cycles.

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COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

Annual Incentive Plan Metrics

(2020)

PSU Performance Metric — Operating Profit Margin Percent

(2018 - 2020 performance cycle)

The average OPMP for the 2018-2020 performance cycle was 3.10%, resulting in a payout percentage of 50% of target.

CEO Compensation was Significantly Adversely Impacted by COVID-19

We remain committed to performance-based compensation. Approximately 75% of Mr. Prising’s 2020 target compensation was tied to Company performance and 90% of his total pay was variable. The discussion below highlights each component of Mr. Prising’s compensation in 2020.

Base Salary: The Committee determined Mr. Prising’s base salary for 2020 to be $1,250,000. However, in response to the COVID-19 pandemic, the Committee and Mr. Prising agreed to a temporary reduction of 30% in his base salary from April to August 2020. This reduction did not have an impact on the calculation of Mr. Prising’s annual incentive for 2020.

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COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

Annual Cash Incentive: Payout was Approximately 38.0% of Target. All of the financial metrics set by the Committee for the 2020 annual incentive fell below the threshold level. Therefore, the payout awarded by the Committee is based solely on Mr. Prising’s achievement of individual operating objectives as CEO, as shown under “Operating Objectives” below. This resulted in an annual cash incentive payout for Mr. Prising that was 38.0% of target.

	2020 ACTUAL PAYOUT $	% COMPARED TO TARGET

EPS Goal	—	—

ROIC Goal	—	—

Revenue Goal	—	—

Operating Objectives	760,000	190.0%

Total	760,000	38.0%

Long-Term Equity Awards. In 2020, Mr. Prising received three types of long-term equity grants:

•	Approximately 60% were PSUs, that can be earned over three years based on OPMP goals.

•	Approximately 20% were stock options that vest over a four-year period.

•	Approximately 20% were restricted stock units (“RSUs”) that cliff vest in full after three years.

Realizable Pay. We calculate realizable pay for Mr. Prising to illustrate the impact of Company performance and stock price on compensation granted or awarded to him during the year. This is a technique to show the year-end value of the CEO’s compensation package, which is different from the Summary Compensation Table requirement.

The Company’s below-threshold financial performance due to COVID-19, coupled with the decline in the stock price during the year (from $97.10 to $90.18), resulted in Mr. Prising’s calculated realizable pay being $9.6 million for 2020. In this calculation, Mr. Prising’s grant of PSUs in 2020 is valued at target levels, even though target is now unlikely to be achieved. This compares to $11.9 million of total compensation shown in the Summary Compensation Table using SEC reporting methodology. It also reflects a 26% decrease from his realizable pay for 2019.

COVID-19 adversely impacted the value of the PSUs granted in 2020, which were premised on projections and goals set in February 2020, before the onset of the pandemic. Based on performance to date against those goals, the likely value of the 2020 PSU grants is $0. We have supplementally calculated Realizable Pay on this basis, showing no shares being earned. In this calculation, Mr. Prising’s realizable pay for 2020 is $3.8 million. See page 45 for further details.

CEO Realizable Pay in 2020

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COMPENSATION DISCUSSION AND ANALYSIS — EXECUTIVE SUMMARY

Key Compensation and Governance Policies

The Committee continually reviews the Company’s executive compensation program to maintain compensation practices that are in the best interests of our shareholders. Some of our key policies are summarized below:

What We Do

We tie executive pay to performance.

We set challenging performance objectives that align with company performance.

We appropriately balance short-term and long-term incentives.

We have caps on the potential payouts under the PSU grants and our annual incentive program.

We use double triggers in our severance agreements and our equity awards.

We maintain significant stock ownership guidelines for our NEOs.

We have a clawback policy for our cash incentive and equity awards.

The Committee engages an independent compensation consultant.

We use appropriate peer groups when establishing compensation which the Committee devotes considerable effort in re-evaluating on an annual basis.

We regularly reach out to leading shareholders and their advisory firms to discuss our governance and executive compensation.

What We Don’t Do

We do not use Total Shareholder Return (“TSR”) as a performance metric for our NEOs. In our experience, TSR captures fluctuations in stock price, rather than measuring the performance of our executive team in operating our business. Our stock price can be sensitive to perceived changes in the global business climate, with fluctuations in stock price that are often de-coupled from the fundamentals of our business.

We do not provide tax gross up payments for any amounts considered excess parachute payments.

We do not pay dividends on PSUs and only pay dividend equivalents on RSUs if and when they vest.

We do not encourage undue risk taking in our compensation plans. By using varied financial metrics and setting caps on potential payouts the company mitigates undue risk taking.

We do not permit the repricing of stock options without prior shareholder approval, except in connection with a transaction.

We do not allow hedging or pledging of ManpowerGroup stock.

We do not provide excessive perquisites to our NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

ManpowerGroup Compensation Principles

Our Committee is guided by a series of principles, listed below. Within the framework of these principles, the Committee considers governance trends, the competitive market, corporate, business unit and individual results, and various individual factors.

ManpowerGroup’s executive compensation guiding principles are to:

•

Pay for results: We tie a significant portion of compensation to the achievement of Company and business unit goals as well as to recognize individual accomplishments that contribute to success. For example, in 2020, approximately 60% of the CEO’s and 57% of the CFO’s target compensation, respectively, was tied to short- and long-term financial performance goals.

•

Not pay for failure: We set threshold goals for each performance-based incentive element of our executive compensation program. The Committee believes these threshold goals are the lowest acceptable levels at which it is appropriate for the NEOs to receive an award. If the threshold level is not met, NEOs do not receive a payout related to that performance measure.

•

Align with shareholder interests: The Committee sets performance goals and chooses compensation elements that closely align executives’ interests with those of shareholders. For example, PSUs, which make up approximately 45% of target compensation for the CEO and 40% for the CFO, respectively, are tied to operating profit margin, which we believe helps to drive enterprise value. Stock options and RSUs are directly aligned with shareholders’ economic interests as the ultimate value the NEOs realize is dependent upon the value of our stock. In addition, a substantial portion of the annual cash incentive awards paid to our CEO and CFO is based on achievement of EPS, ROIC and Revenue goals for the year.

•	Balance cash and equity: We balance the mix of cash and equity compensation to align compensation to both long- and short-term results of the Company.

•

Use internal and external performance reference points: We evaluate the elements of our compensation program against appropriate comparator company practices as well as other executives within the Company. However, identifying our competitive market is a challenge. See page 35 for further information regarding our competitive market.

•

Recognize the cyclical nature of our business: Our business is highly cyclical, and our financial results are impacted by global economic cycles, which are difficult to predict. In determining executive compensation, the Committee tries to strike an appropriate balance between fixed and variable pay, and to create meaningful incentives at all points in an economic cycle.

•

Pay competitively: In order for ManpowerGroup to be successful, we need senior executives who have the capability and experience to operate in a global and complex environment. The Committee believes it must provide pay opportunities to the NEOs that are competitive in order to attract and retain executives of this caliber.

•	Attract and retain executives: The Company benchmarks its compensation program for the NEOs so that the structure and pay opportunities remain competitive in order to attract and retain executives.

•

Assure total compensation is affordable: Our NEOs’ compensation is variable year-over-year, which means compensation is higher when financial objectives are achieved, and incremental compensation is more affordable for the Company and compensation is lower when financial results decline, and it is less affordable for the Company. In addition, payouts under the annual cash incentive plan and the PSUs are capped at the outstanding performance levels, which make the maximum cost predictable and ensures affordability.

•

Clearly communicate plans so that they are understood: We clearly communicate to each NEO their specific goals, targets and objectives to ensure our executives are focused on achieving the financial and operational results that the Committee believes will best promote shareholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

Say on Pay Vote

ManpowerGroup held a non-binding shareholder advisory vote at its 2020 Annual Meeting of Shareholders to approve the
compensation of ManpowerGroup’s NEOs, also known as “Say
on Pay.” This shareholder resolution was approved by
approximately 91% of the votes cast. This was the seventh
consecutive year we received a say on pay result above 90%,
which we believe demonstrates our shareholders’ satisfaction with the alignment of our NEOs’ compensation with the
Company’s performance. In some years, this result has been as high as 98%. Accordingly, we have not made significant changes to the compensation program for 2020 in response to this vote.

Shareholder Engagement

We believe that shareholder engagement is an important part of our governance practices. Over the past five years, we have enhanced our shareholder outreach program, to better understand our investors’ perspectives on our compensation philosophies and our governance structure, and to answer their questions. These efforts are conducted by members of executive management, and over time have included:

•	Contacting our top shareholders, representing more than 50% of our shares.

•	Meeting with shareholders representing approximately 40% of our shares.

•	Presenting shareholder feedback to the Committee as well as the nominating and governance committee.

The Committee evaluated this feedback, as well as our say on pay voting results (91% in 2020 and 95% in 2019), among other factors in developing our executive compensation programs as discussed in this CD&A. Similarly, our nominating and governance committee has reviewed the feedback concerning our governance practices in developing our governance policies, including our approach to board refreshment.

Additionally, our executive management team, primarily through our Chairman and CEO and Executive Vice President and CFO, regularly engage in dialogue with our shareholders through our quarterly earnings calls, investor meetings and conferences, and other channels for communication.

30	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Elements

The following are the main elements used by ManpowerGroup in its compensation program in 2020 along with key decisions by the Committee related to those elements:

COMPENSATION ELEMENT	KEY CHARACTERISTICS	OBJECTIVE AND DETERMINATION	2020 DECISIONS

Base Salary	Fixed compensation for performing the core areas of responsibility in amounts that are competitive in the markets in which we operate.

Provide fixed compensation for performing the core areas of responsibility of the NEO. These are reviewed annually and adjusted when appropriate.

Factors used to determine base salaries:

•  NEO’s experience, skill, and performance.

•  The breadth of the NEO’s responsibilities.

•  Internal equity among other NEOs.

•  Pay relative to market.

None of the NEOs received an increase in base salary in 2020.

Additionally, each of the NEOs agreed to a temporary reduction in their base salary for a period that began in April and ended in August. This reduction was 30% in the case of Mr. Prising and 15% in the case of Mr. McGinnis, Ms. Nettles and Mr. Buchband. Ms. Swan had retired from the Company prior to this date.

Annual Incentive Award	Variable compensation payable in cash based on performance against annually established goals and assessment of individual performance.

Motivate and reward NEOs for achievement of key strategic, operational and financial measures over the year.

Measures used to determine annual incentive for NEOs in 2020:

•  The annual incentives for the NEOs were made under the Annual Incentive Plan (“Incentive Plan”). The Incentive Plan provides for the payment of annual cash rewards to a participant based on the Company’s attainment of one or more performance metrics and operating objectives established for that participant for the relevant year. The maximum individual limit in any year under the Incentive Plan is $5 million.

•  The performance metrics used to determine NEOs annual incentive were EPS, ROIC and Revenue for all NEOs.

None of the NEOs received a payout related to the 2020 financial metrics of EPS, ROIC and Revenue because the levels achieved were below the threshold levels in 2020.

•  Each of the NEOs received a percentage of their incentive for achieving a specified level of their individual operating objectives.

Ms. Swan retired from the Company in March 2020 and did not participate in the annual incentive plan for 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION ELEMENT	KEY CHARACTERISTICS	OBJECTIVE AND DETERMINATION	2020 DECISIONS

PSUs	Variable compensation payable in shares of stock. The PSUs vest based on achievement of a pre-established performance metric over a period of time. If goals are not met, shares are not received.

Motivate and reward NEOs for performance against long-term financial objectives to align the interests of the NEOs with long-term shareholder value. Target amount awarded is determined based on job scope, market practice and individual performance.

Measures used to determine PSUs earned:

•  A threshold level of average OPMP must be achieved during the 2020-2022 performance period to receive any PSU vesting.

•  Payout levels for threshold, target and outstanding results are determined, and the actual payout percentage is calculated by interpolation.

•  However, if average operating profit does not meet a certain pre-determined dollar “gate” over the 2020-2022 performance period, NEOs will not receive more than 100% of the target level payout.

•  The PSUs granted in 2020 include a modifier to the final PSU payout that can increase or decrease the final payout by up to 30%. At the end of the three-year performance period, the Committee will assess the achievement of pre-established strategic growth objectives and increase or decrease the final payout percentage by up to 30%. The total payout cannot be below threshold or exceed outstanding levels.

In 2020, PSUs represented approximately 60% of the total long-term equity incentive grants awarded to all of the NEOs, except for Ms. Swan who retired from the Company in March 2020 and did not receive PSUs.

•  In addition, following the three-year performance period that ended on December 31, 2020, the NEOs earned the threshold level payout for PSUs granted in 2018.

RSUs	Variable compensation payable in shares of stock. 100% of the RSUs vest on the third anniversary date.

RSUs cliff vest in full after three years and are paid in stock.

•  Through stock price and dividend equivalents, RSUs directly align NEOs with the shareholders and add balance to the compensation program as they provide both upside potential and downside risk and add an additional retention incentive. Amount awarded is determined based on job scope, market practice and individual performance.

Approximately 20% of all of the NEOs’ long-term equity incentive grants in 2020 were in the form of RSUs, except for Ms. Swan who retired from the Company in March 2020 and did not receive any RSUs.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION ELEMENT	KEY CHARACTERISTICS	OBJECTIVE AND DETERMINATION	2020 DECISIONS

Stock Options	Nonqualified stock options that expire in ten years and become exercisable ratably over four years.	Align the interests of the NEOs with long-term shareholder value as well as retain executive talent. Amount awarded is determined based on job scope, market practice and individual performance.	Approximately 20% of all of the NEOs’ long-term equity incentive grants in 2020 were in the form of stock options, except for Ms. Swan who retired from the Company in March 2020 and did not receive stock options.

Qualified Retirement Plans	Generally not available to NEOs.

No pension plan benefit in the United States.

Although we maintain a qualified 401(k) plan in the United States, our NEOs are not eligible to participate (except as described in the following sentence) because of limitations on participation by highly compensated employees under the rules governing such plans. NEOs are eligible to participate only in the first year of their employment (after which they are eligible to participate in the nonqualified savings plan) and in making catch-up contributions for individuals over the age of 50.

Mr. Buchband participated in the catch-up contribution under the 401(k) plan in 2020.

Nonqualified Savings Plan (“NQSP”)	Similar to a 401(k) plan, however not as flexible in regard to timing of the payouts of the retirement benefits for nonqualified plans. These benefits are unsecured and subject to risk of forfeiture in bankruptcy.	Used to provide NEOs with reasonably competitive benefits to those in the competitive market. NEOs are eligible to participate after the first year of employment.	All of the NEOs, except Ms. Nettles, participated in the NQSP in 2020.

Career Shares	Used selectively by the Committee, taking into account what is most appropriate for a NEO in view of the retention incentive provided by the award. RSUs vest completely on a single date several years into the future.	Used as an incentive in the form of RSUs to attract and retain executives. The Committee considers each year whether to make any such grants and to whom.	No grants of career shares were made to the NEOs in 2020.

Other Benefits	Used to attract and retain talent needed in the business.	Additional benefits include financial planning reimbursement, broad-based automobile benefits, selected benefits for expatriate executives, participation in broad-based employee benefit plans, and certain other benefits required by local law or driven by local market practice.	Limited participation by the NEOs in these programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Target Total Compensation

Target total compensation is the value of the compensation package that is intended to be delivered based on performance against pre-established goals. The following chart illustrates for each of the NEOs the composition of his or her target total compensation for 2020 among the various compensation elements, except for Ms. Swan who retired from the Company in March 2020 and did not participate in the 2020 annual incentive plan or receive any equity awards in 2020:

2020 Target Compensation Components

The Committee’s compensation consultant, Mercer, provides the Committee with market data that is used in setting target levels for compensation for the NEOs. Actual compensation paid out to the NEOs in a given year may vary significantly from the target levels depending on the actual performance achieved under the pre-established financial and operating goals set by the Committee.

This table outlines each of the NEOs total target compensation values and the percentage that is variable (both short- and long-term) and performance-based (both short- and long-term).

2020 NEO Target Compensation

NEO	TOTAL 2020 TARGET COMP $	% TOTAL 2020 TARGET COMP VARIABLE(1)	% TOTAL 2020 TARGET COMP PERFORMANCE- BASED(2)

Jonas Prising	13,250,013	91%	75%

John T. McGinnis	4,522,610	84%	71%

Michelle S. Nettles	1,962,611	72%	62%

Richard Buchband	1,718,765	69%	60%

(1)	Includes annual incentive, stock options, PSUs and RSUs.

(2)	Includes annual incentive, stock options and PSUs.

The Committee also considers how much incentive compensation is short-term in nature, and how much is long-term, with the intention that a significant portion of incentive compensation be based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term success of the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Market Positioning: For 2020 Target Compensation was Below the Median of the Competitive Market

How We Determine the Competitive Market: Challenges in Identifying a Relevant Peer Group

In alignment with its compensation principles, the Committee devotes considerable effort to identifying an appropriate competitive market for benchmarking our executive compensation. As discussed further below, the Committee has determined that simply benchmarking against other U.S. companies in our industry would not yield a meaningful peer group — we present a different profile, being significantly larger, more complex, and more global in scope than other U.S.-listed companies in our industry.

The Committee primarily utilizes a customized peer group developed by Mercer consisting of companies within the S&P 500. For ManpowerGroup, Mercer has removed companies that are not comparable to us, to arrive at a research subset of 91 companies within the S&P 500 with minimum revenues of approximately $15 billion, maximum revenues of approximately $42 billion, and median revenues of $22 billion. The Committee believes that using this group provides a robust basis for assessing the competitive range of compensation for senior executives of companies of ManpowerGroup’s scale and that it also represents the universe of top-tier companies we consider when looking for executive talent. A list of the companies included in the peer group used by ManpowerGroup is attached as Appendix A.

One reason we utilize the customized set of comparison companies is that it is difficult to find an industry-specific group of peer companies. Our two largest competitors, Adecco and Randstad, are based in Europe, and although we review available compensation data for these two companies, their pay practices are different and disclosure practices differ. Our nearest U.S. public competitor had much smaller revenue — approximately $5.1 billion in 2020 compared to our revenue of $18.0 billion — and the other U.S. public competitors are even smaller. Mercer has confirmed to the Committee that attempting to use such competitors would not produce relevant data.

The Committee also utilizes data from U.S. compensation surveys published by Mercer and other third-party data providers that are recommended by Mercer as a means to evaluate compensation for certain NEO positions. For the CEO and CFO, their positions were only compared to companies within the subset group of the S&P 500. Compensation for global functional leaders was compared against compensation survey data recommended by Mercer for executives with similar roles and responsibilities. For Ms. Swan, her position was compared to human resource management executives of companies within the subset group of the S&P 500 and secondarily compared with U.S. compensation survey data of human resource management executives. For Mr. Buchband, his position was only compared with U.S. compensation survey data of legal executives. Both Ms. Swan’s and Mr. Buchband’s market data were adjusted to reflect the scope of their responsibilities. Ms. Nettles joined the Company in July 2019 and was not an executive officer at the time the Committee reviewed benchmarking data for the NEOs in setting compensation for 2020.

Given that target compensation for 2019 for several of the NEOs fell below the median total direct compensation, the Committee determined that adjustments to the NEOs’ total direct compensation would be appropriate in 2020. Mr. Prising received an increase in equity. Mr. McGinnis received an increase in equity as well as an increase in his target opportunity for his annual incentive to 110%, compared to 100% for 2019. Mr. Buchband received an increase in his target opportunity for his annual incentive to 75%, compared to 60% for 2019. As Ms. Nettles joined the Company in July 2019, the Company determined not to make any changes to her compensation for 2020. Ms. Swan retired from the Company in March 2020 and only received a base salary for the time she was an employee in 2020.

Assessing Individual Factors

An individual NEO’s total compensation or any element of compensation may be adjusted upwards or downwards relative to the competitive market based on a subjective consideration of the NEO’s experience, potential, tenure and results (individual and relevant organizational results), internal equity (which means that comparably positioned executives within ManpowerGroup should have comparable award opportunities), the NEO’s historical compensation, and any retention concerns. The Committee uses a historical compensation report to review the compensation and benefits provided to each NEO in connection with its compensation decisions concerning that NEO.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee’s Decision-Making Process

The Committee determines the CEO compensation levels, including base salary, establishing and determining the achievement of the financial goals and operating objectives for the annual cash incentives, and any equity-based compensation awards. Generally, the CEO establishes and determines the achievement of the goals and objectives for the annual incentives for the other NEOs, with the Committee making the final determinations. Similarly, the CEO generally recommends to the Committee any salary adjustments, cash incentive awards or equity-based awards for the other NEOs, which are then evaluated and determined by the Committee. Mercer also provides input to the Committee regarding the final 2020 compensation for all of the NEOs. This input reflected the Company’s performance results for 2020, external market references against the peer group, internal compensation references and the individual performance of each of the NEOs. Under the Committee’s charter, compensation for our CEO and CFO is subject to ratification by the board of directors. Accordingly, the board of directors ratified the determinations for Mr. Prising and Mr. McGinnis, who were our executives at this level.

Components of the 2020 Executive Compensation Program — Base Salary

Base salaries for NEOs are set near the median of base salaries paid in the relevant competitive market, for the particular position, subject to individual performance factors as described earlier. There were no increases in base salaries for each of the NEOS for 2020, including for Ms. Swan who retired in March 2020. Instead, due to the uncertainty of the impact of COVID-19, the NEOs voluntarily reduced their base salaries in recognition of the hardship being experienced by others. Mr. Prising’s salary was reduced by 30% and Messrs. McGinnis, Buchband and Ms. Nettles by 15% from April to August 2020.

Base salary levels affect the value of the annual incentive awarded to the NEOs because the incentive award is awarded as a percentage of base salary. A higher base salary will result in a higher annual incentive, assuming the same level of achievement against goals. The level of severance benefits each NEO may receive is also increased if his or her salary is increased. The base salary reductions did not have an impact on these calculations. The value of long-term incentive awards is not determined as a multiple of base salary.

Components of the 2020 Executive Compensation Program — Annual Cash Incentives

The Incentive Plan provides for the payment of annual cash rewards to a participant based on the Company’s attainment of one or more financial goals and operating objectives established for that participant for the relevant year. Incentive amounts are based on achievement of pre-established goals using these metrics. The Incentive Plan provides for a variety of financial goals and individual operating objectives that are used in determination of the amount of any annual incentives earned by the NEOs. The financial goals include EPS, ROIC, Revenue, as well as other metrics. The operating objectives are typically tied to broad strategic or operational initiatives.

How EPS, ROIC and Revenue are Calculated

The annual cash incentives for NEOs for 2020 are based on three objective factors — EPS, ROIC, Revenue and individual performance objectives. For EPS, ROIC and Revenue, the Committee sets target outcomes at a number that reflects an annual growth target. For 2020, when setting the targets, which occurred in mid-February 2020, the Committee determined that certain items should be excluded from our performance metrics:

•	Constant Currency. We eliminate the impact of changes in exchange rates for EPS, ROIC and Revenue. This allows us to better capture year-over-year changes in underlying performance.

•	Share Repurchases. We remove the benefit of share repurchases from our EPS calculation except to the extent necessary to offset dilution resulting from shares issued under our equity plans.

•

Restructuring Costs. We exclude restructuring costs from our EPS, ROIC and OPMP calculations, net of the savings related to these costs. This allows us to better reflect the Company’s performance for the year.

•	Goodwill Impairment. We exclude goodwill impairment charges from our EPS and ROIC calculations. This, too, better reflects the Company’s performance for the year.

•

Other Non-Recurring Costs. We exclude from EPS and OPMP any non-recurring accrual adjustments greater than $10 million as described in the following calculations to better reflect the Company’s performance during the year:

36	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

•

EPS — net earnings per share — diluted, including net earnings from continuing and discontinued operations, but excluding the impact of currency, restructuring charges net of related savings, any cumulative effects of changes in accounting principles, extraordinary items, goodwill impairment or the benefit of current year share repurchases in excess of dilution. Earnings per share are further adjusted for the following items that exceed $10 million individually: tax or regulatory law changes, accounting adjustment related to acquisitions or dispositions where the Company previously held ownership interest; and non-recurring adjustments pertaining to prior periods.

•

ROIC — consolidated net operating profit after taxes divided by average capital. Net operating profit equals earnings before income taxes plus net interest expense and goodwill impairment (including the results of continuing and discontinued operations) minus taxes, excluding the impact of currency and restructuring charges net of related savings. ROIC is further adjusted for the following items that exceed $10 million individually: tax or regulatory changes, accounting adjustments related to acquisitions or dispositions where the Company previously held an ownership interest, and non-recurring adjustments to prior periods. Average capital is the average monthly ending balance of capital employed plus or minus certain adjustments.

•	Revenue — Revenue during the period, including continued and discontinued operations. Revenue is adjusted to exclude the impact of currency and the same adjustments as made to EPS, as applicable.

The EPS target is generally based on the Company’s targeted long-term growth rate for EPS, but may be adjusted year-by-year based on economic conditions and the Company’s expected financial performance for the year. From that target, the Committee then sets levels for threshold and outstanding performance. The threshold EPS growth rate reflects a level of performance that is below target but still appropriate for a partial award to be earned. Conversely, the outstanding EPS growth rate reflects a level of performance appropriate for the maximum incentive to be earned. So the comparisons are valid between the two years, the growth rates are based on growth over results of the previous year excluding non-recurring items.

The ROIC target is then determined based on the earnings growth reflected by the EPS target as well as consideration by the Committee of factors relating to the Company’s level of capital. The Revenue target is generally based on the Company’s targeted long-term growth rate for Revenue. Similar to EPS, it may be adjusted year-by-year based on economic conditions and the Company’s expected financial performance for the year.

This methodology is not the same as the Company’s financial budgeting or business outlook for the year. As a result, target performance for purposes of achieving an incentive award will not be the same as performance at the budgeted financial plan, which may be higher or lower than target performance depending on economic conditions and trends at the time.

Why the Company uses EPS, ROIC and Revenue

The Committee believes using EPS as a performance goal keeps the NEOs focused on producing financial results that align with shareholder interests. In that regard, ManpowerGroup is in a cyclical business, which is influenced by economic and labor market cycles that are outside of ManpowerGroup’s control, and it is important that the senior executives manage short-term results closely to be able to adjust strategy and execution in quick response to external cycle changes. The Company uses ROIC as a performance goal for the NEOs because it measures how effectively our senior management is converting our services into cash. Although we are a provider of services, and not a manufacturer of products, our business is still highly capital intensive. Our requirement for capital arises from the timing characteristics of our business. We typically pay our associates and consultants before we can bill and collect from our clients. Using an ROIC metric incentivizes our executives to carefully manage our accounts receivable and other capital investments in order to maximize the return on capital deployed. Our goal is to continuously improve our internal capital employed each year resulting in stable to improving ROIC. The Company uses Revenue as a performance goal in order to incentivize top-line growth, in addition to profitability. Similar to 2019, for 2020 the Committee determined that the Revenue goal should represent a smaller component of the annual incentive awards to our NEOs than the goals for EPS and ROIC, as shown for each of the NEOs below.

The 2020 EPS, ROIC and Revenue Goals

For 2020, the Committee continued its practice of setting threshold, target and outstanding goals for EPS and ROIC that were based on its view of appropriate rates of EPS growth compared to prior year achievement. Similarly, the Committee set threshold, target and outstanding goals for Revenue that were based on its view of appropriate Revenue growth. These decisions were made before the onset of the COVID-19 pandemic. They reflected the Committee’s assumptions at the time related to global economic conditions but did not anticipate the economic crises brought on by the COVID-19 pandemic. The Committee believed the threshold levels for EPS, ROIC and

37	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Revenue were the minimum levels at which it would be appropriate to earn an incentive, based on global economic conditions as they existed at the time when the goals were set in mid-February 2020. Each year the Committee sets targets based on macroeconomic factors and the Company’s business outlook for the coming year and does so independently of where the target levels have been set for the prior year. Given the cyclical nature of our business, this may result in targets being set lower than for the prior year, as occurred in 2020.

The following table shows the EPS, ROIC and Revenue goals established by the Committee for 2020:

GOAL	THRESHOLD	TARGET	OUTSTANDING

EPS	$6.36	$7.76	$8.81

ROIC	11.0%	13.3%	15.1%

Revenue (in billions)	$19.8	$20.9	$21.7

Annual Incentive Award Opportunities

Jonas Prising — Annual Incentive Award Opportunities

The table below shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Prising for 2020, as a percentage of his full 2020 base salary of $1,250,000. As mentioned earlier, the temporary base salary reduction did not have impact on any of the NEOs annual incentive awards.

	THRESHOLD	TARGET	OUTSTANDING

EPS goal (weighted 30%)	12.0%	48.0%	96.0%

ROIC goal (weighted 30%)	12.0%	48.0%	96.0%

Revenue goal (weighted 20%)	8.0%	32.0%	64.0%

Operating Objectives (weighted 20%)	8.0%	32.0%	64.0%

Total	40.0%	160.0%	320.0%

The operating objectives for Mr. Prising for 2020 were as follows:

•	Execute strategic initiatives focused on digitization and transformation of the business

•	Diversify the business

•	Develop a robust and diverse talent pipeline, including deepening capabilities of employees

•	Test and execute new delivery models to drive innovation

The Committee determined that because actual results for the year were below the threshold level performance goals for EPS, ROIC and Revenue, no awards were earned for those financial objectives. The Committee did approve an incentive award to Mr. Prising based on its determination of the level of performance towards achievement of his various operating objectives. Based on these accomplishments, the Committee determined to pay the 2020 award to Mr. Prising of $760,000. The following table illustrates Mr. Prising’s 2020 achievement of the performance targets in relation to the payment of his 2020 award:

	PERFORMANCE LEVEL	PERCENTAGE OF 2020 SALARY	AMOUNT EARNED

EPS Goal	Below Threshold	0.0%	$—

ROIC Goal	Below Threshold	0.0%	$—

Revenue Goal	Below Threshold	0.0%	$—

Operating Objectives	Above Target	60.8%	$760,000

Total Incentive		60.8%	$760,000

38	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

John T. McGinnis — Annual Incentive Award Opportunities

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. McGinnis for 2020, as a percentage of his full 2020 base salary of $725,000.

	THRESHOLD	TARGET	OUTSTANDING

EPS goal (weighted 30%)	7.5%	33.0%	66.0%

ROIC goal (weighted 30%)	7.5%	33.0%	66.0%

Revenue (weighted 20%)	5.0%	22.0%	44.0%

Operating Objectives (weighted 20%)	5.0%	22.0%	44.0%

Total	25.0%	110.0%	220.0%

The operating objectives for Mr. McGinnis for 2020 were as follows:

•	Deepen leadership impact to meet or exceed strategic and operational goals

•	Progress the Company’s disposition strategy

•	Continue to strengthen the Company’s cybersecurity program

The Committee determined that because actual results for the year were below the threshold level performance goals for EPS, ROIC and Revenue, no awards were earned for those financial objectives. The Committee did approve an incentive award to Mr. McGinnis based on its determination of the level of performance towards achievement of his various operating objectives. Based on these accomplishments, the Committee determined to pay the 2020 award to Mr. McGinnis of $279,125. The following table illustrates Mr. McGinnis’s 2020 achievement of the performance targets in relation to the payment of his 2020 award:

	PERFORMANCE LEVEL	PERCENTAGE OF 2020 SALARY	AMOUNT EARNED

EPS Goal	Below Threshold	0.0%	$—

ROIC Goal	Below Threshold	0.0%	$—

Revenue Goal	Below Threshold	0.0%	$—

Operating Objectives	Above Target	38.5%	$279,125

Total Incentive		38.5%	$279,125

Michelle S. Nettles — Annual Incentive Award Opportunities

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Ms. Nettles for 2020, as a percentage of her full 2020 base salary of $550,000:

	THRESHOLD	TARGET	OUTSTANDING

EPS goal (weighted 30%)	7.5%	22.5%	45.0%

ROIC goal (weighted 30%)	7.5%	22.5%	45.0%

Revenue (weighted 20%)	5.0%	15.0%	30.0%

Operating Objectives (weighted 20%)	5.0%	15.0%	30.0%

Total	25.0%	75.0%	150.0%

The operating objectives for Ms. Nettles for 2020 were as follows:

•	Develop strong relationship with board of directors and senior management

•	Progress the Company’s talent strategy, including deepening the talent pipeline and capabilities of employees

•	Collaborate with CEO to strengthen the culture across the organization

39	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Committee determined that because actual results for the year were below the threshold level performance goals for EPS, ROIC and Revenue, no awards were earned for those financial objectives. The Committee did approve an incentive award to Ms. Nettles based on its determination of the level of performance towards achievement of her various operating objectives. Based on these accomplishments, the Committee determined to pay the 2020 award to Mr. Nettles of $144,375. The following table illustrates Ms. Nettles’ 2020 achievement of the performance targets in relation to the payment of her 2020 award:

	PERFORMANCE LEVEL	PERCENTAGE OF 2020 SALARY	AMOUNT EARNED

EPS Goal	Below Threshold	0.0%	$—

ROIC Goal	Below Threshold	0.0%	$—

Revenue Goal	Below Threshold	0.0%	$—

Operating Objectives	Above Target	26.25%	$144,375

Total Incentive		26.25%	$144,375

Richard Buchband — Annual Incentive Award Opportunities

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Buchband for 2020, as a percentage of his full 2020 base salary of $525,000.

	THRESHOLD	TARGET	OUTSTANDING

EPS goal (weighted 30%)	7.5%	22.5%	45.0%

ROIC goal (weighted 30%)	7.5%	22.5%	45.0%

Revenue (weighted 20%)	5.0%	15.0%	30.0%

Operating Objectives (weighted 20%)	5.0%	15.0%	30.0%

Total	25.0%	75.0%	150.0%

The operating objectives for Mr. Buchband for 2020 were as follows:

•	Continue to provide strong leadership and strategic direction to global legal function

•	Serve as trusted advisor to the board of directors and executive team

•	Continue to collaborate with business leaders on key strategic initiatives

The Committee determined that because actual results for the year were below the threshold level performance goals for EPS, ROIC and Revenue, no awards were earned for those financial objectives. The Committee did approve an incentive award to Mr. Buchband based on its determination of the level of performance towards achievement of his various operating objectives. Based on these accomplishments, the Committee determined to pay the 2020 award to Mr. Buchband of $137,813. The following table illustrates Mr. Buchband’s 2020 achievement of the performance targets in relation to the payment of his 2020 award:

	PERFORMANCE LEVEL	PERCENTAGE OF 2020 SALARY	AMOUNT EARNED

EPS Goal	Below Threshold	0.0%	$—

ROIC Goal	Below Threshold	0.0%	$—

Revenue Goal	Below Threshold	0.0%	$—

Operating Objectives	Above Target	26.25%	$137,813

Total Incentive		26.25%	$137,813

40	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Components of the 2020 Executive Compensation Program — Long-Term Incentives

Each year the Committee determines the appropriate mix of PSUs, stock options and RSUs that should comprise the long-term incentives for the NEOs. This flexibility allows the Committee to tailor its program to create the incentive structure that it believes will best align executive performance and the needs of the Company. The Committee determined for 2020 that the performance needs of the Company would be best met through a package of awards for the NEOs made up of 60% PSUs, 20% stock options and 20% RSUs. As previously mentioned, Ms. Swan retired in March 2020 and did not receive any equity grants in 2020.

The Committee generally determines and approves equity awards to the NEOs and the related vesting schedules, at its regularly scheduled meeting in February each year, and as required under the Committee’s charter, subject to ratification by the board of directors in the case of Mr. Prising and Mr. McGinnis. The equity awards and related vesting schedules for Messrs. McGinnis and Buchband and Ms. Nettles are generally based on recommendations by Mr. Prising. The Committee may make grants to NEOs at other times during the year, as it deems appropriate. The exercise price for any options granted is the closing price on the date of grant.

The PSUs, stock options and RSUs awarded in 2020 have the characteristics below. The specific long-term incentive grants for each officer are shown in the Grants of Plan Based Awards table on page 50.

Performance Share Units

For the PSUs granted in 2020, vesting is based on achievement of a pre-established goal for average annual OPMP, over a three-year period ending December 31, 2022. The Committee believes OPMP correctly focuses executive officers on the long-term profitability of the Company. Following completion of the 2020-2022 performance period, the Committee will compare OPMP performance against target levels to determine the PSU payout.

The Committee included a modifier to the final PSU payout that can increase or decrease the final PSU payout (which will be determined based on the OPMP for the 3-year performance period and the performance gate) by up to 30%. Under this feature, the Committee establishes strategic growth objectives at the time of the PSU grant (in this case, in February 2020) and then will evaluate how well management has performed against those pre-established strategic growth objectives during the performance period. The number of shares earned will vest and be settled in common stock in February 2022, after the Committee determines the achievement of the performance goals and assesses the achievement of the strategic growth objectives. The specific strategic growth objectives are summarized below.

Why the Company Uses Annual Operating Profit Margin and How it Sets Goals

The following table shows the goals established by the Committee in February 2020 for the 2020-2022 performance period for these PSUs and the associated payout percentage:

	THRESHOLD	TARGET(1)	OUTSTANDING

Average OPMP 2020-2022	2.50%	3.50 - 3.80%	4.10%

Payout Percentage	50.0%	100.0%	200.0%

(1)

For 2020, an OPMP range was established for target level performance as the Committee determined setting a precise goal was challenging given uncertainty in the economic environment at the time of grant.

To determine the average OPMP at the end of the three-year period, the actual performance results from each year will be averaged to determine the three-year average performance results. The final award will be determined by using the 3-year payout scale relative to the 3-year average performance. For clarity, an OPMP within the range of 3.50%-3.80% will be considered to be “at target” performance. For results between 2.50% and 3.50% the payout percentage will be calculated by interpolation, and the same method will be used for results between 3.80% and 4.10%.

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COMPENSATION DISCUSSION AND ANALYSIS

When determining the financial goals for the 2020 grant, the Committee determined that for the 2020 financial year, certain items would be excluded from the OPMP calculation, as described in the following calculation:

•

OPMP — annual operating profit divided by revenue from services, with adjustments to be made (a) to reverse the impact of a change in accounting method during the performance period, or (b) for any of the following items that exceed $10 million in any year: goodwill impairment, nonrecurring restructuring gains or charges, accounting adjustments related to acquisitions or dispositions where the Company previously held an ownership interest, litigation charges/settlement and non-recurring accrual adjustments pertaining to periods outside of the period of measurement. In addition, the Committee may determine to adjust operating profit margin to reflect the impact of significant regulatory developments or material acquisitions made by the Company.

Our business is historically cyclical and is impacted by numerous macroeconomic conditions. The Committee sets each year’s target levels at the beginning of the year, based on both macroeconomic factors and the Company’s business outlook for the coming year, and does so independently of where the target levels have been set for the prior year. Given the cyclical nature of our business, this may result in targets being set lower than for the prior year, as occurred in 2020.

An operating profit “gate” was also established for the PSUs to ensure operating profit margins are achieved without significantly decreasing revenues. This gate was set at $625.0 million, meaning participants cannot receive more than 100% of the target level payout unless average operating profit for the 2020-2022 performance period exceeds $625.0 million.

As mentioned above, the Committee included a modifier to the final PSU payout that can increase or decrease the final PSU payout by up to 30%. At the end of the 3-year performance period, the Committee will assess the achievement of the strategic growth objectives and may increase or decrease the final PSU payout percent (that was determined based on the OPMP for the 3-year performance period and the gate) by an amount up to 30%. The modifier will not decrease the payout below the threshold level nor increase the payout above the outstanding level. The following are the strategic growth objectives set by the Committee for the 2020 grants:

•	Implement, test and execute various innovative initiatives to improve business growth and improve efficiency;

•	Complete technology and transformation transition and strengthen digital brand;

•	Develop a robust and diverse talent pipeline, including deepening capabilities of employees; and

•	Diversify the business by increasing our footprint in certain countries and markets as well as shifting business mix.

Impact of COVID-19 on Performance Share Units and Plan Design

Shares Earned for the 2018-2020 Performance Period Were Unexpectedly Impacted by 2020 Operating Profit Margin

In February 2018, the Committee set ambitious performance goals for the three-year PSU period that encompassed 2018, 2019 and 2020. These were challenging goals, which were based on projections made at that time. They would require improved performance over the three-year period compared to prior periods, in order to achieve the target OPMP level of 4.10%. The threshold payout level was set at OPMP of 3.10%. In 2018 and 2019, the Company achieved OPMP around the midpoint between target and threshold, at 3.74% and 3.50% respectively. Entering 2020, and anticipating potential economic recovery during the year, the Committee believed management was on track to achieve OPMP for 2020 closer to the target level of 4.10%.

Instead, notwithstanding management’s significant efforts during 2020, the economic crisis brought about by the pandemic impaired the Company’s results for the year. The inclusion of 2020’s pandemic-era OPMP of 2.07% in the weighted average percentage caused the three-year OPMP to decline to 3.10%, which was the minimum threshold to achieve a payout on the PSUs granted in 2018. No adjustments were made to the threshold or target level goals. As a result, the payout on the 2018 granted PSUs occurred at the threshold level of 50% for the NEOs.

These shares vested and were settled in common stock in February 2021, after the Committee determined the achievement of the performance goals. The number of shares earned for each of the NEOs is as follows:

NEO	PSUS GRANTED(#)	PSUS EARNED(#)

Jonas Prising	43,949	21,975

John T. McGinnis	11,720	5,860

Michelle S. Nettles(1)	—	—

Richard Buchband	3,907	1,954

Mara E. Swan(2)	6,593	3,297

(1)	Ms. Nettles was not an employee of ManpowerGroup at the time of the grant of the 2018 PSUs.

(2)	Under the terms of Ms. Swan’s PSU agreement, upon retirement, she was entitled to receive any PSUs earned related to the 2018 PSU grant.

42	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Introduction of a Special Grant and Utilization of a One-Year Performance Period

Even during typical business cycles, it is challenging for the Committee and its independent compensation consultant to develop three-year targets that properly incentivize the Company’s leadership. The pandemic disrupted the Committee’s normal target-setting process, making the OPMP targets set in February 2020 for the 2020-2022 PSU cycle obsolete weeks after their adoption. In response, the Committee has focused on incentivizing all PSU participants, including the executive team, to drive Company performance for the critical periods of 2021 and 2022. In light of this, the Committee made special PSU grants in February 2021 with more realistic two-year average OPMP goals. These were sized at approximately two-thirds of the 2020 grant value. These grants also include the KPI modifier feature that can increase or decrease the final payout by up to 30% based on an evaluation of pre-established objectives over the performance period.

Similarly, while the Committee continues to believe that three-year vesting periods are an important retention feature for its PSU program, because of the difficulty in projecting a multi-year OPMP target, our regular 2021-2023 PSU grants will measure one-year OPMP performance. However, the modifier feature will continue to measure progress against objectives over a full three years, and the grants will not vest until the end of the three-year period.

Stock Options

The Committee uses stock options to align the interests of the NEOs with long-term shareholder value. Consistent with past years, these vest ratably over a four-year period.

Restricted Stock Units

The Committee uses RSUs to align the interests of the NEOs with long-term shareholder value and add balance to the compensation program as they provide both upside potential and downside risk. In addition, RSUs provide a retention incentive to the NEOs as they are only payable in stock if the NEO remains with the Company through the vesting date. The RSUs have a three-year cliff vest.

Career Shares, Retirement and Deferred Compensation Plans

Career Shares

The Committee selectively grants RSUs in order to provide a retention incentive. These career shares vest completely on a single date several years into the future. The Committee considers each year whether to make any such grants. None of the NEOs received a career share grant in 2020.

Retirement and Deferred Compensation Plans

ManpowerGroup maintains tax-qualified 401(k) plans for its U.S. employees. For compliance reasons, once an executive is deemed to be “highly compensated” within the meaning of Section 414(q) of the Internal Revenue Code, the executive is no longer eligible to participate in ManpowerGroup’s 401(k) plans except in their first year of employment or for “catch-up” contributions for employees over 50. ManpowerGroup maintains a separate non-qualified savings plan for “highly compensated” employees, including eligible executives. The non-qualified plan provides similar benefits to the tax-qualified 401(k) plans, including a Company match and enhanced matching contribution. However, the nonqualified savings plan is a poor substitute because of the inflexibility as to the timing of the payouts and taxability of the retirement benefits relative to a qualified plan. Furthermore, the plan benefits are unsecured and subject to risk of forfeiture in bankruptcy. The Committee maintains this program in an effort to provide NEOs with reasonably competitive benefits to those in the competitive market.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Benefits

The NEOs are provided health and dental coverage, company-paid term life insurance, disability insurance, paid time off, and paid holiday programs applicable to other employees in their locality. These rewards are designed to be competitive with overall market practices, while keeping them at a reasonable level.

ManpowerGroup also reimburses NEOs for financial planning and tax preparation services as well as annual executive physicals. In addition, for some of our NEOs, the company pays dues at a club in Milwaukee that is used for business entertainment. Any personal use of the club would be covered by the executive; however, none of the NEOs used this club for personal use in 2020.

ManpowerGroup historically maintained a broad-based auto program covering approximately 300 management employees in the U.S., including the U.S. based NEOs. Under this program, ManpowerGroup paid 75% of the cost of a leased car for participating NEOs. Mr. Prising ceased participating in the program in 2016, and the program itself is being phased out beginning in 2020. As current leases expire, they will instead be replaced with an auto allowance, including for participating NEOs.

Severance Agreements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs. These severance agreements are more fully described on pages 57-59. The Committee believes that severance and change of control policies are necessary to attract and retain senior talent in a competitive market. The Committee also believes that these agreements benefit ManpowerGroup because they clarify the NEOs’ terms of employment and protect ManpowerGroup’s business during an acquisition. Furthermore, the Committee believes that change of control benefits, if structured appropriately, allow the NEOs to focus on their duties and responsibilities during an acquisition.

The agreements do not provide for any tax gross up payments and require a double trigger in order for our NEOs to receive benefits following a change in control.

Governance Features of Our Executive Compensation Programs

We Have Stock Ownership Guidelines for Executive Officers

The Committee believes that NEOs should hold a meaningful stake in ManpowerGroup to align their economic interests with those of other shareholders. To that end, the Committee adopted stock ownership guidelines that currently require each executive to own a target number of shares based on a salary multiple, dependent on the NEO’s position. Under the guidelines, the Committee takes into account actual shares owned by the executive, unvested RSUs, and unvested PSUs calculated at the threshold level. The Committee does not consider any stock options or PSUs above the threshold level held by the NEOs. Additionally, to enforce our stock ownership policies, we limit the ability of an executive officer to sell equity until he or she is in compliance with the guidelines. An executive who has not yet met, or who falls below, the stock ownership guidelines, is required to hold 50% of the shares received from the exercise of stock options or the vesting of RSUs or PSUs until the ownership guidelines have been satisfied. The following table shows the status as of December 31, 2020 of each of the NEOs guidelines.

NEO	TARGET AS A MULTIPLE OF SALARY	TARGET VALUE($)(1)	TARGET NUMBER OF SHARES(#)	NUMBER OF SHARES HELD AS OF DECEMBER 31, 2020(#)	STATUS AS OF DECEMBER 31, 2020

Jonas Prising	6	6,600,000	94,011	359,185

John T. McGinnis(2)	4	2,400,000	32,994	56,265

Michelle S. Nettles(2)	3	1,650,000	22,968	23,115

Richard Buchband	2	910,000	12,962	18,981

Mara E. Swan(3)	3	1,680,000	23,931	(3)	(3)

(1)

The target values were set as of May 1, 2014 for all NEOs except Mr. McGinnis and Ms. Nettles. Under the policy, executive officers have five years from January 1, 2014 to attain the targeted ownership levels or five years from date of hire for executive officers that were hired after January 1, 2014.

(2)	The target values for Mr. McGinnis and Ms. Nettles are based on each of their base salaries and stock price on their dates of hire.

(3)	Ms. Swan remained in compliance with her stock ownership guidelines through March 7, 2020, the effective date of her retirement.

44	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

We Have a Clawback Policy

The Committee maintains a compensation recoupment (“clawback”) policy that is applicable to the members of the Company’s senior management. Under the policy, if the Committee determines an employee engaged in intentional misconduct that causes a financial restatement, the Committee may require the employee to forfeit any outstanding awards, including cash incentives or equity awards that were received as a result of the misconduct.

We Prohibit Hedging, Pledging and Short-Sale Transactions

Under ManpowerGroup’s Insider Trading Policy, all directors, officers and employees of the Company and their respective household members (collectively, “Covered Persons”), including any entities influenced or controlled by a Covered Person, are prohibited from engaging in short sales or hedging transactions involving ManpowerGroup securities, including forward sale or purchase contracts, equity swaps or exchange funds. Covered Persons are also prohibited from engaging in puts, calls or other options or derivative instruments involving ManpowerGroup securities. Further, we do not allow Covered Persons to pledge ManpowerGroup securities at any time, which includes having ManpowerGroup stock in a margin account or using ManpowerGroup stock as collateral for a loan.

Realizable Pay in 2020

Due to the limitations of the Summary Compensation Table rules, we also provide a realizable pay calculation for Mr. Prising. This is a measure of the value of compensation granted or awarded during the reporting year. It shows the year-end value of the CEO’s compensation package, as impacted by Company performance and stock price changes during the year, and is different from the Summary Compensation Table on page 48.

In particular, our calculation of realizable pay does not value equity awards using the accounting grant date fair value metric, as required in the Summary Compensation Table under Topic 718. Instead, for realizable pay we measure equity awards at their period-end value, in this case using the year-end stock price on December 31, 2020 of $90.18.

For realizable pay our method of calculating equity award values is as follows:

Stock Options We use the “intrinsic value” of the stock options granted to Mr. Prising in February 2020, meaning the spread between the grant price and the price of the underlying stock at year end.	Restricted Stock Units We use the year-end value of the RSUs awarded to Mr. Prising in February 2020 and value these shares using the year-end stock price on December 31, 2020.

Performance Share Units

We calculate PSUs using the target PSUs granted in 2020 and value these shares using the year-end stock price on December 31, 2020.

We have supplementally calculated the PSUs granted in 2020 using the performance to date of the OPMP goals set by the Committee.

Our realizable pay calculation reflects the significant equity component of Mr. Prising’s total compensation and illustrates how the value of Mr. Prising’s 2020 compensation is sensitive to movements in our stock price. The Company’s stock price declined in 2020: from $97.10 on January 1, 2020 to $90.18 as of December 31, 2020. In addition, the December 31, 2020 stock price was lower than the fair market value used to value the equity grants of $92.70 as of February 14, 2020 (the closing stock price on the date of grant). This depreciation in stock price resulted in Mr. Prising’s calculated realizable pay being $9.6 million for 2020. This is lower than $11.9 million of total compensation shown in the Summary Compensation Table using SEC reporting methodology. It also reflects a 26% decrease from his realizable pay for 2019, when strong operating performance and considerable stock price appreciation resulted in realizable pay that was greater than reported compensation.

COVID-19 adversely impacted the value of the PSUs granted in 2020, which were premised on projections and goals set in February 2020, before the onset of the pandemic. Based on performance to date against those goals, the likely value of the 2020 PSU grants is $0. We have supplementally calculated Realizable Pay on this basis, showing no shares being earned. In this calculation, Mr. Prising’s realizable pay for 2020 is $3.8 million.

45	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The table below shows realizable pay for Mr. Prising in 2020. The three columns reflect (i) compensation for 2020 as reported in the Summary Compensation Table on page 48, (ii) realizable pay assuming that the 2020 PSU grant is valued at target levels, and (iii) realizable pay assuming that the 2020 PSU grants are without value.

Supplemental Table of CEO Realizable Compensation

	2020 COMPENSATION AS REPORTED IN THE SUMMARY COMPENSATION TABLE	2020 TOTAL REALIZABLE COMPENSATION WITH PSUS AT TARGET SHARES EARNED	2020 TOTAL REALIZABLE COMPENSATION WITH PSUS AT NO SHARES EARNED
Base Salary	$1,105,769	$1,105,769	$1,105,769

Annual Incentive	760,000	760,000	760,000

Total Cash	1,865,769	1,865,769	1,865,769
Stock Options	2,000,002	—	—
RSUs	2,000,002	1,945,634	1,945,634

PSUs	6,000,008	5,836,901	—

Total	11,865,781	9,648,304	3,811,403

Other Material Tax Implications of the Executive Compensation Program

Tax Implications for ManpowerGroup

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid in any tax year to any “covered employee.” Covered employees include the corporation’s CEO, CFO and each of its three most highly compensated NEOs (other than the CEO and CFO) regardless of whether they were in service as of the end of any such tax year.

Further, for each NEO whose compensation was or is subject to this limitation in 2017 or any later tax year, that officer’s compensation will remain subject to this annual deductibility limitation for any future tax year in which he or she receives compensation from ManpowerGroup, regardless of whether he or she remains a NEO.

Accordingly, ManpowerGroup is only able to deduct up to $1,000,000 per year of the compensation payable to any of our NEOs who is a “covered employee” as determined under Section 162(m), except to the extent that transition relief for grandfathered arrangements that were in effect on November 2, 2017, if applicable, would apply to a payment.

Tax Implications for NEOs

The Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code. For example, Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section. The Committee has structured the elements of ManpowerGroup’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A. Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs. Section 280G and related provisions impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change of control and results in the loss of the compensation deduction for such payments by the executive’s employer. The severance agreements with the NEOs limit the amount of the severance payment in the event that the severance payment will be subject to excise taxes imposed under Section 280G, but only where the after-tax amount received by the NEO would be greater than the after-tax amount without regard to such limitation.

46	2021 Proxy Statement

Report of the Executive Compensation and Human Resources Committee of the Board of Directors

The executive compensation and human resources committee of the board of directors of ManpowerGroup has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the executive compensation and human resources committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Executive Compensation and Human Resources Committee

Elizabeth P. Sartain, Chair

Cari M. Dominguez

William Downe

William P. Gipson

Julie M. Howard

Executive Compensation and Human Resources Committee Interlocks and Insider Participation

No member of the executive compensation and human resources committee has ever been an officer or employee of ManpowerGroup or any of our subsidiaries or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers have served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

47	2021 Proxy Statement

Compensation Tables

Summary Compensation Table

The table below sets forth the compensation information for our NEOs during the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018. Ms. Nettles was not an NEO in 2019 or 2018, therefore, in accordance with the SEC’s disclosure rules, information regarding compensation for those years is not included in the tables below. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

NAME & PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Jonas Prising CEO	2020	1,105,769	—	8,000,010	2,000,002	760,000	—	37,790	11,903,571
	2019	1,250,000	—	7,400,036	1,850,009	1,995,564	—	50,323	12,545,932
	2018	1,250,000	—	7,200,060	1,800,015	1,137,277	—	56,658	11,444,010
John T. McGinnis CFO	2020	683,173	—	2,400,096	600,014	279,125	—	58,687	4,021,095
	2019	725,000	—	2,040,082	510,002	788,655	—	66,704	4,130,443
	2018	700,000	—	1,920,089	480,017	500,000	—	88,227	3,688,333
Michelle S. Nettles Chief People and Culture Officer	2020	518,269	—	800,094	200,017	144,375	—	31,777	1,694,532

Richard Buchband SVP, General Counsel and Secretary	2020	494,712	—	640,001	160,014	137,813	—	53,236	1,485,776
	2019	525,000	—	640,148	160,002	333,585	—	59,972	1,718,707
	2018	500,000	—	640,153	160,006	215,000	—	66,539	1,581,698
Mara E. Swan(5) Former EVP, Global Strategy & Talent	2020	138,558	—	—	—	—	—	10,144	148,702
	2019	655,000	—	1,350,036	—	588,714	—	65,593	2,659,343
	2018	610,000	—	1,080,150	270,021	330,000	—	67,788	2,357,959

(1)

The amount reported in the Salary column for 2020 represents a temporary reduction in salary of 30% for Mr. Prising and 15% for Messrs. McGinnis and Buchband and Ms. Nettles effective from April to August 2020.

(2)

The value of stock awards in this table for all years includes the grant date fair value (calculated at the target level) for PSUs and RSUs (including career shares) as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” See page 50 for the breakout in the grant date fair value of PSUs and RSUs.

The grant date fair value of the 2020 PSU awards at the outstanding (maximum) level for each executive officer was:

NAME	2020 ($)

Jonas Prising	12,000,016

John T. McGinnis	3,600,098

Michelle S. Nettles	1,200,094

Richard Buchband	960,002

Mara E. Swan	—

(3)	The value of options in this table represents the grant date fair value of the stock options as computed in accordance with FASB ASC Topic 718.

(4)	These amounts are described in further detail in the All Other Compensation in 2020 Table.

(5)	Ms. Swan retired from the Company effective March 7, 2020. The amount reported in the Salary column represents her salary through her last day of employment.

48	2021 Proxy Statement

COMPENSATION TABLES

All Other Compensation in 2020

NAME & PRINCIPAL POSITION	PERQUISITES & OTHER PERSONAL BENEFITS ($)(1)	TAX REIMBURSEMENTS ($)	PAYMENTS/ ACCRUALS ON TERMINATION PLANS ($)	COMPANY CONTRIBUTIONS TO DEFINED CONTRIBUTION PLANS ($)(2)	TOTAL OTHER COMPENSATION ($)

Jonas Prising CEO	12,790	—	—	25,000	37,790

John T. McGinnis CFO	33,687	—	—	25,000	58,687

Michelle S. Nettles Chief People and Culture Officer	31,134	—	—	643	31,777

Richard Buchband SVP, General Counsel and Secretary	28,388	—	—	24,848	53,236

Mara E. Swan Former EVP, Global Strategy and Talent	5,987	—	—	4,157	10,144

(1)

Except as otherwise indicated, these amounts include the value attributable to each executive’s participation in ManpowerGroup’s company car program, auto insurance, the cost of an annual physical, life insurance premiums paid and/or the value of financial services paid for by ManpowerGroup. None of these items individually had a value greater than $25,000.

(2)

These contributions were made by ManpowerGroup on behalf of the executive officers under the terms of the Nonqualified Savings Plan and the Company’s 401(k) Plan to the extent the NEO has made a “catch-up” contribution or was a new employee during the year.

49	2021 Proxy Statement

COMPENSATION TABLES

Grants of Plan-Based Awards in 2020

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING	EXERCISE OR BASE PRICE OF OPTION	GRANT DATE FAIR VALUE OF STOCK AND OPTION
NAME & PRINCIPAL POSITION	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	OR UNITS (#)(3)	OPTIONS (#)(4)	AWARDS ($/SH)	AWARDS ($)(5)
Jonas Prising CEO	2/14/2020	500,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	2/14/2020	—	—	—	32,363	64,725	129,450	—	—	—	6,000,008
	2/14/2020	—	—	—	—	—	—	21,575	—	—	2,000,002
	2/14/2020	—	—	—	—	—	—	—	105,541	92.70	2,000,002
John T. McGinnis CFO	2/14/2020	181,250	797,500	1,595,000	—	—	—	—	—	—	—
	2/14/2020	—	—	—	9,709	19,418	38,836	—	—	—	1,800,049
	2/14/2020	—	—	—	—	—	—	6,473	—	—	600,047
	2/14/2020	—	—	—	—	—	—	—	31,663	92.70	600,014
Michelle S. Nettles Chief People and Culture Officer	2/14/2020	137,500	412,500	825,000	—	—	—	—	—	—	—
	2/14/2020	—	—	—	3,237	6,473	12,946	—	—	—	600,047
	2/14/2020	—	—	—	—	—	—	2,158	—	—	200,047
	2/14/2020							—	10,555	92.70	200,017
Richard Buchband SVP, General Counsel and Secretary	2/14/2020	131,250	393,750	787,500	—	—	—	—	—	—	—
	2/14/2020	—	—	—	2,589	5,178	10,356	—	—	—	480,001
	2/14/2020	—	—	—	—	—	—	1,726	—	—	160,000
	2/14/2020	—	—	—	—	—	—	—	8,444	92.70	160,014
Mara E. Swan(6) Former EVP, Global Strategy and Talent	2/14/2020	—	—	—	—	—	—	—	—	—	—
	2/14/2020	—	—	—	—	—	—	—	—	—	—
	2/14/2020	—	—	—	—	—	—	—	—	—	—

(1)	These amounts represent the threshold, target, and maximum annual cash incentive awards established under the Annual Incentive Plan.

(2)	These amounts represent the number of PSUs that could be earned related to the PSUs granted in 2020 under the 2011 Equity Incentive Plan.

(3)	Amounts represent the number of RSUs granted in 2020 under the 2011 Equity Incentive Plan.

(4)	These amounts represent the number of shares underlying stock options that were granted in 2020 under the 2011 Equity Incentive Plan.

(5)	The grant date fair value of stock and option awards granted in 2020 that are reported in this column have been computed in accordance with FASB ASC Topic 718.

(6)	Ms. Swan retired from the Company in March 2020 and did not participate in the annual incentive plan for 2020 or receive any equity grants.

50	2021 Proxy Statement

COMPENSATION TABLES

Compensation Agreements and Arrangements

Messrs. Prising, McGinnis, Buchband and Ms. Nettles currently receive an annual incentive bonus determined pursuant to an incentive arrangement with ManpowerGroup and all have entered into severance agreements with ManpowerGroup. The annual incentive bonus arrangements are described in further detail in the Compensation Discussion and Analysis included in this proxy statement and the severance agreements for each executive officer are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Grants Under the 2011 Equity Incentive Plan

Stock options. ManpowerGroup made grants of stock options to all of the executive officers under the 2011 Equity Incentive Plan in February 2020, except Ms. Swan. The stock options granted in 2020 vest 25% per year over a four-year period and if they are not exercised, they expire in ten years (or earlier following a termination of employment). Additional vesting terms applicable to these options are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

PSUs. ManpowerGroup made grants of PSUs to all of the executive officers under the 2011 Equity Incentive Plan in February 2020, except Ms. Swan who did not receive PSUs in 2020. Each executive officer received a PSU grant that will vest if the relevant performance goal of average OPMP is met for the three-year performance period. For 2020, the Committee included a modifier to the final PSU payout that can increase or decrease the final PSU payout (that was determined based on the OPMP for the 3-year performance period and the gate) by up to 30%. The modifier is based on an evaluation of pre-established strategic growth initiatives over the performance period. See page 41 for description of the goals and initiatives established by the Committee for the 2020 PSU grants.

No dividends are paid on the PSUs unless and until actual shares are issued to the executive officer upon the vesting of the PSUs and in such case, dividends would be paid only for record dates occurring after the issuance date. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

RSUs. The RSUs granted to the executive officers under the 2011 Equity Incentive Plan in February 2020 have a three-year cliff vest and are earned as long as the executive officer continues to be employed by the Company. Dividend equivalents are accumulated on the RSUs under these awards and vest on the same basis as the underlying award. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Career shares. ManpowerGroup did not make any career share grants to any of the NEOs in 2020.

51	2021 Proxy Statement

COMPENSATION TABLES

Outstanding Equity Awards at December 31, 2020

	OPTION AWARDS						STOCK AWARDS

NAME & PRINCIPAL POSITION	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Jonas Prising CEO	15,681	—		—	$76.13	2/11/2024			—	—		—
	26,510	—		—	$82.24	5/1/2024			—	—		—
	52,078	—		—	$76.97	2/10/2025			—	—		—
	76,220	—		—	$75.07	2/16/2026	—		—	—		—
	49,551	16,517	(4)	—	$96.94	2/9/2027	—		—	—		—
	28,608	28,608	(5)	—	$122.87	2/15/2028	—		—	—		—
	26,012	78,038	(6)	—	$84.43	2/15/2029	—		—	—		—
	—	105,541	(7)	—	$92.70	2/14/2030	—		—	—		—
	—	—		—	—	—	15,834	(9)	$1,427,910	—		—
	—	—		—	—	—	23,153	(10)	$2,087,938	—		—
	—	—		—	—	—	22,259	(14)	$2,007,317	—		—
	—	—		—	—	—	21,975	(15)	$1,981,706	—		—
	—	—		—	—	—	—		—	32,868	(16)	$2,964,036
	—	—		—	—	—	—		—	32,363	(17)	$2,918,495
John T. McGinnis CFO	20,326	—		—	$75.07	2/16/2026	—		—	—		—
	13,487	4,496	(4)	—	$96.94	2/9/2027	—		—	—		—
	7,629	7,629	(5)	—	$122.87	2/15/2028	—		—	—		—
	7,171	21,513	(6)	—	$84.43	2/15/2029	—		—	—		—
	—	31,663	(7)	—	$92.70	2/14/2030	—		—	—		—
	—	—		—	—	—	4,224	(9)	$380,920	—		—
	—	—		—	—	—	6,383	(10)	$575,619	—		—
	—	—		—	—	—	14,960	(11)	$1,349,093	—		—
	—	—		—	—	—	6,678	(14)	$602,222	—		—
	—	—		—	—	—	5,860	(15)	$528,455	—		—
	—	—		—	—	—	—		—	9,061	(16)	$817,121
	—	—		—	—	—	—		—	9,709	(17)	$875,558
Michelle S. Nettles Chief People and Culture Officer	2,813	8,441	(8)	—	$83.84	8/14/2029	—		—	—		—
	—	10,555	(7)	—	$92.70	2/15/2030	—		—	—		—
	—	—		—	—	—	2,520	(12)	$227,254	—		—
	—	—		—	—	—	9,452	(13)	$852,381	—		—
	—	—		—	—	—	2,226	(14)	$200,741	—		—
	—	—		—	—	—	—		$—	3,579	(16)	322,754
	—	—		—	—	—	—		—	3,237	(17)	291,913

52	2021 Proxy Statement

COMPENSATION TABLES

	OPTION AWARDS							STOCK AWARDS

NAME & PRINCIPAL POSITION	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Richard Buchband SVP, General Counsel and Secretary	5,541		—		—	$76.97	2/10/2025	—		—	—		—
	7,114		—		—	$75.07	2/16/2026	—		—	—		—
	4,691		1,564	(4)	—	$96.94	2/9/2027	—		—	—		—
	2,543		2,543	(5)	—	$122.87	2/15/2028	—		—	—		—
	2,249		6,750	(6)	—	$84.43	2/15/2029	—		—	—		—
	—		8,444	(7)	—	$92.70	2/14/2030	—		—	—		—
	—		—		—	—	—	1,408	(9)	$126,973	—		—
	—		—		—	—	—	2,004	(10)	$180,721	—		—
	—		—		—	—	—	1,781	(14)	$160,611	—		—
	—		—		—	—	—	1,954	(15)	$176,212	—		—
	—		—		—	—	—	—		—	2,843	(16)	$256,382
	—		—		—	—	—	—		—	2,589	(17)	$233,476
Mara E. Swan Former EVP, Global Strategy and Talent	11,081	(18)	—		—	$76.97	03/07/2023	—		—	—		—
	12,196	(18)	—		—	$75.07	03/07/2023	—		—	—		—
	10,556	(18)	—		—	$96.94	03/07/2023	—		—	—		—
	8,583	(18)	—		—	$122.87	03/07/2023	—		—	—		—
	—		—		—	—	—	3,297	(15)	$297,323	—		—

(1)	Represents outstanding grants of restricted stock, RSUs, career shares or earned but unvested PSUs.

(2)	Value based on the closing price of $90.18 on December 31, 2020.

(3)	Represents outstanding grants of PSUs.

(4)	The remaining unvested options vested on February 9, 2021.

(5)	50% of the remaining unvested options vested on February 15, 2021 and the remaining unvested options are scheduled to vest on February 15, 2022.

(6)	33% of the remaining unvested options vested on February 15, 2021, and 33% of the remaining unvested options are scheduled to vest on each of February 15, 2022 and 2023.

(7)	25% of the unvested options vested on February 14, 2021 and 25% of the remaining unvested options are scheduled to vest on each of February 14, 2022, 2023 and 2024.

(8)	33% of the remaining unvested options are scheduled to vest on each of August 14, 2021, 2022 and 2023.

(9)	These RSUs vested on February 15, 2021.

(10)	RSUs scheduled to vest on February 15, 2022.

(11)	Career shares vested on February 16, 2021.

(12)	RSUs scheduled to vest on August 14, 2022.

(13)	33% of the remaining unvested RSUs are scheduled to vest on each of August 14, 2021, 2022 and 2023.

(14)	RSUs scheduled to vest on February 14, 2023.

(15)

These PSUs represent the actual shares achieved during the 2018-2020 performance period. These shares were earned on February 12, 2021 after the Committee certified the performance achieved as of December 31, 2020.

(16)	PSUs, reported at the threshold level, scheduled to vest in February 2022 if the Committee certifies that the performance targets are achieved as of December 31, 2021.

(17)	PSUs, reported at the threshold level, scheduled to vest in February 2023 if the Committee certifies that the performance targets are achieved as of December 31, 2022.

(18)	These options fully vested upon Ms. Swan’s retirement on March 7, 2020.

53	2021 Proxy Statement

COMPENSATION TABLES

Option Exercises and Stock Vested in 2020

	OPTION AWARDS		STOCK AWARDS

NAME & PRINCIPAL POSITION	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)	VALUE REALIZED ON VESTING ($)

Jonas Prising CEO	51,629	2,144,609	63,454	5,822,354

John T. McGinnis CFO	—	—	17,296	1,587,021

Michelle S. Nettles Chief People and Culture Officer	—	—	3,104	239,598

Richard Buchband SVP, General Counsel and Secretary	5,089	122,327	6,016	557,841

Mara E. Swan Former EVP, Global Strategy and Talent	—	—	29,138	2,333,031

(1)	Includes vesting of RSUs and PSUs as follows:

NAME	NUMBER OF RSUS	NUMBER OF PSUS

Jonas Prising	18,562	44,892

John T. McGinnis	5,053	12,243

Michelle S. Nettles	3,104	—

Richard Buchband	1,757	4,259

Mara E. Swan	21,952	7,186

54	2021 Proxy Statement

COMPENSATION TABLES

Nonqualified Deferred Compensation in 2020

NAME & PRINCIPAL POSITION	PLAN	EXECUTIVE CONTRIBUTIONS IN 2020 ($)(1)	REGISTRANT CONTRIBUTIONS IN 2020 ($)	AGGREGATE EARNINGS IN 2020 ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT DECEMBER 31, 2020 ($)(2)

Jonas Prising CEO	NQSP	50,000	25,000	339,272	—	3,410,804

John T. McGinnis CFO	NQSP	50,000	25,000	62,645	—	382,609

Michelle S. Nettles(3) Chief People and Culture Officer	NQSP	—	—	—	—	—

Richard Buchband SVP, General Counseland Secretary	NQSP	49,698	24,848	110,386	—	798,885

Mara E. Swan(4) Former EVP, Global Strategy and Talent	NQSP	8,313	4,157	335,999	(338,724)	1,927,315

(1)

These amounts reflect contributions made by the executive officers from their 2020 salary, which amounts were also included in the salary column for each executive officer in the Summary Compensation Table. Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following contributions are attributable to a portion of the 2019 annual incentive, which was disclosed in the 2019 Summary Compensation Table for all NEOs: Mr. Prising — $35,577; Mr. McGinnis — $41,635; Mr. Buchband — $20,015; and Ms. Swan — $0.

(2)

Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following amounts were previously reported in the Summary Compensation Table in either 2020 or prior to 2020: Mr. Prising — $1,527,449; Mr. McGinnis — $288,870; Mr. Buchband — $233,926 and Ms. Swan — $586,184. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Nonqualified Savings Plan reflect earnings (and losses) on the contributions, any salary or bonus deferrals by the executive prior to becoming an NEO, and any company contributions prior to the executive becoming an NEO.

(3)	Ms. Nettles did not participate in the NQSP in 2020.

(4)

Ms. Swan retired in March 2020 and elected to receive her NQSP balance over a ten-year installment period. The amount in the distribution column in the table represents the distribution of her first installment.

Nonqualified Savings Plan. Pursuant to the Nonqualified Savings Plan (the “NQSP Plan”), certain executives, including the NEOs, may defer a portion of their salary and incentive awards. Elections must be made by the executive officers before December 31 of the year prior to the year in which it will be earned. The executive officers are permitted to defer up to 50% of their salary and 50% of their annual incentive under the plan, but the total annual contributions cannot exceed $50,000 per participant. Pursuant to the plan, the executive officers, as well as all other plan participants, may receive a matching amount of 50% of the deferrals they have made during the year, up to a maximum of 6% of their annual compensation. Effective December 31, 2015, the plan was amended to allow ManpowerGroup to make a discretionary Enhanced Matching Contribution (“EMC”) to participants in the plan. The EMC is calculated as an additional matching contribution (over and above the regular 50% match of the deferrals made during the year on the first 6% of employee contributions). ManpowerGroup did not make an EMC match in 2020 for any of the NEOs who participated in the plan in 2019. ManpowerGroup’s contributions to a participant’s account under the plan (both matching contributions and EMC’s) are not fully vested until a participant has at least three years of credited service with ManpowerGroup, with vesting occurring on a pro-rata basis during those three years. All of the executive officers who participate in the plan were fully vested in their matching contributions and enhanced matching contributions as of December 31, 2020.

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COMPENSATION TABLES

The investment alternatives available to the executive officers under the Nonqualified Savings Plan are selected by ManpowerGroup and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under the plan and their annual rate of return for the calendar year ended December 31, 2020.

NAME OF FUND	ANNUAL RETURN

Mainstay Epoch US All Cap Fund Class I	10.29%

Vanguard Total Stock Market Index Fund Institutional Shares	21.00%

Dodge & Cox International Stock Fund	2.10%

Vanguard Total International Stock Index Fund Institutional Shares	11.28%

T. Rowe Price Global Growth Stock Fund	44.45%

JP Morgan Smart Retirement Blend 2020	10.14%

JP Morgan Smart Retirement Blend 2025	11.31%

JP Morgan Smart Retirement Blend 2030	12.17%

JP Morgan Smart Retirement Blend 2035	12.62%

JP Morgan Smart Retirement Blend 2040	13.01%

JP Morgan Smart Retirement Blend 2045	13.14%

JP Morgan Smart Retirement Blend 2050	13.39%

JP Morgan Smart Retirement Blend 2055	13.22%

JP Morgan Smart Retirement Blend 2060	13.04%

JP Morgan Smart Retirement Blend Income Fund	9.60%

Fidelity Short Term Bond	3.70%

PGIM Total Return Bond Fund - Class R6	8.10%

Vanguard Total Bond Market Index Fund Institutional Shares	7.74%

Vanguard Federal Money Market Fund Investor Shares	0.45%

Benefits paid under the Nonqualified Savings Plan will be paid to the executive officers upon their termination of employment, either in a lump sum, or in three, five or ten annual installments, as elected by the executive officers in accordance with the plan rules.

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COMPENSATION TABLES

Termination of Employment and Change of Control Arrangements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs. Each agreement generally has a three-year term, and such term is automatically extended for two years to the extent there is a change of control of ManpowerGroup within the two-year period prior to the expiration of the original term of the agreement. In addition to these severance agreements, the NEOs participate in a number of equity grants and benefit plans that contain vesting provisions that are triggered upon a change of control of ManpowerGroup and/or certain terminations of employment. Generally, benefits under these arrangements are triggered upon the involuntary termination of the executive’s employment not for cause or upon a voluntary termination of employment for good reason. Terminations for other reasons (such as retirement, death, disability or a change of control) also trigger enhanced benefits under certain of these arrangements. Other than for Ms. Swan, the tables following the descriptions of these arrangements illustrate the amount of enhanced benefits the NEOs would receive under all such arrangements if ManpowerGroup terminated their employment on December 31, 2020 for the reasons specified within the tables. None of the tables illustrate the value of any vested benefits payable to the NEOs upon a termination of employment (i.e., vested equity awards, or vested balances accrued under the Nonqualified Savings Plan), nor does any table illustrate the value of any enhanced benefits upon retirement of an NEO who was not eligible for retirement treatment as of December 31, 2020 with respect to any of their unvested benefits. The tables below assume that in a “change of control,” the acquiring or surviving company would have assumed all unvested equity awards.

Mara Swan Retirement. As previously disclosed, Ms. Swan retired from ManpowerGroup on March 7, 2020. The table for Ms. Swan which follows the descriptions of the below arrangements illustrates the benefits she became entitled to receive upon her retirement. The table does not illustrate the value of any benefits that may have been payable to her upon retirement but were otherwise vested prior to her retirement (i.e., vested equity awards or vested balances accrued under the Nonqualified Savings Plan). Due to Ms. Swan’s retirement, the description of the treatment of the arrangements below upon a change of control or termination of employment other than retirement does not apply to her.

Severance agreements. Under the severance agreements, upon the involuntary termination of the NEO’s employment (other than for cause, as described below) or upon the voluntary termination of employment by the NEO for good reason (as described below), the NEO is entitled to receive a severance payment equal to the sum of the executive’s base salary and annual incentive. The severance payment to the CEO is capped at 2.5 times his base salary in effect at the time of the termination, while the CFO’s severance payment is capped at 2 times his base salary in effect at the time of the termination. There is no cap applicable to the other NEOs.

In the event an NEO’s termination occurs in the two-year period following a change of control of ManpowerGroup or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment payable to the CEO and CFO is equal to three times the sum of their base salary and annual incentive, while the severance payment to the other NEOs is equal to two times the sum of their base salary and annual incentive. The caps on payments to the CEO and CFO described in the paragraph above do not apply in the event of a change of control. All severance payments under the NEOs’ agreements will generally be paid in a lump sum on the 30th day following the date of termination. The determination of the amount of the annual incentive used to calculate the severance payment will vary depending on the circumstances surrounding the termination and is further detailed in the footnotes accompanying the illustrative tables below.

Cause is defined in the severance agreements, and generally includes: performance failures; failure to follow instructions; fraudulent acts; violation of ManpowerGroup policies; acts of moral turpitude which are likely to result in loss of business, reputation or goodwill to ManpowerGroup; chronic absences from work which are non-health related; crimes related to the NEO’s duties; or willful harmful conduct to ManpowerGroup. Good reason is also defined in each severance agreement. A termination for good reason in the severance agreements for the NEOs is triggered by (i) any material breach by the Company or one of its affiliates of a material obligation to pay or provide benefits or compensation to the executive, (ii) a material diminution in base salary, (iii) a material diminution in the executive’s authority, duties or responsibility, coupled with a material reduction in the executive’s target bonus opportunity, (iv) a material diminution in the executive’s authority, duties or responsibility that is not coupled with a material reduction in the executive’s target bonus opportunity, but that occurs within 2 years after a change of control, (v) a material reduction in the executive’s target bonus opportunity that is not coupled with a material diminution in the executive’s authority, duties or responsibilities, but that occurs within two years after a change of control, or (vi) a relocation to a new principal office that is in excess of 50 miles from the NEO’s prior principal office.

Under the severance agreements, the NEOs are bound by non-competition agreements in favor of ManpowerGroup for the one-year period following the termination of their employment for any reason, except where the termination occurs within the two-year period following a change of control or during a protected period and is either involuntary (other than for cause) or is for good reason. Ms. Swan is bound by the terms of the noncompetition provisions in her severance agreement for a period of one-year following Ms. Swan’s retirement.

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COMPENSATION TABLES

Under the severance agreements, upon the NEO’s (i) involuntary termination (other than for cause), (ii) voluntary termination for good reason or (iii) termination due to the death or disability of the NEO, the NEOs are entitled to receive a prorated incentive for the year in which termination occurs. In addition, for all NEOs covered by U.S. health insurance, ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for a 12-month period following an involuntary termination of their employment (other than for cause) or a voluntary termination of their employment for good reason. Furthermore, if such a termination occurs within the two-year period following a change of control or during a protected period, then ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for an 18-month period. Finally, under the severance agreements, following an involuntary termination of the NEO’s employment (other than for cause) or a voluntary termination of the NEO’s employment for good reason, ManpowerGroup will pay for outplacement services for up to one year following the NEO’s termination. This benefit is not included in the agreement with Mr. Prising.

Stock options. As of December 31, 2020, each of the NEOs (other than Ms. Swan) held unvested stock options granted under the 2011 Equity Incentive Plan. Under the terms of the stock option agreements that ManpowerGroup entered into with each of the NEOs, unvested options immediately vest upon the NEO’s death or disability. Furthermore, upon a change of control where the options are converted on a tax-free basis or where ManpowerGroup’s shares remain publicly traded, the options only accelerate vesting in the event of the NEO’s involuntary termination of employment (other than for cause) or a voluntary termination of employment for good reason during a protected period or within two years following a change of control. Alternatively, upon a change of control of ManpowerGroup where ManpowerGroup’s shares do not remain publicly traded or where a publicly traded acquirer does not convert the options into options of the acquirer’s shares on a tax-free basis, such options immediately vest upon the change of control. For purposes of these stock option agreements, the definitions of cause and good reason are generally the same as those used in the NEOs severance agreements. Under the terms of the stock option agreements entered into with each of the NEOs, unvested options also immediately vest upon the NEO’s “retirement.” Here, retirement means the termination of the NEO’s employment on or after age 55 and the NEO has completed 10 years of service with ManpowerGroup. Ms. Swan’s unvested stock options vested on her retirement on March 7, 2020. Unvested options are forfeited upon the NEO’s termination of employment for reasons other than death, disability, retirement, or in connection with a change in control.

RSUs and career shares. As of December 31, 2020, the NEOs (other than Ms. Swan) held unvested RSUs and career shares (RSUs that vest completely on a single date several years into the future, for example, four or five years) granted under the 2011 Equity Incentive Plan. A NEO will become fully vested in his or her RSUs or career shares upon a termination of employment due to death or disability. All RSUs held by the NEOs will become fully vested upon a termination of employment due to the NEO’s retirement. For these awards, “retirement” generally means the termination of the NEO’s employment on or after age 55 if the NEO has completed 10 years of service with ManpowerGroup. Ms. Swan’s unvested RSUs vested on her retirement on March 7, 2020. Career shares do not vest upon retirement. Upon a change of control, the RSUs or career shares shall vest according to the same terms as described above for stock options.

RSUs and career shares are forfeited upon the NEO’s termination of employment for reasons other than death, disability, retirement, or in connection with a change in control.

PSUs. As of December 31, 2020, all NEOs held outstanding PSUs granted under the 2011 Equity Incentive Plan. Generally, under these awards, upon a NEO’s termination of employment due to retirement (here, employment termination after age 55 with 10 years of completed service), the NEO is entitled to receive a pro-rata number of shares based on the actual results at the end of the applicable performance period, prorated based on the time elapsed after the agreement date and during the applicable service periods. No proration will apply under the 2018, 2019 or 2020 award of performance units upon a NEO’s termination of employment due to retirement (here, employment termination after age 55 with 10 years of completed service), if the Committee has approved a succession plan, as recommended by the CEO, for the NEO or with respect to his or her position. For any outstanding award of performance units share units held by Ms. Swan upon her retirement on March 7, 2020, the Committee approved the succession plan for her position, so she is entitled to receive the full number of shares payable under each award at the end of each applicable performance period, based on actual results at the end of the applicable performance period. PSUs are forfeited upon a termination of employment prior to the end of the performance period for reasons other than death, disability, retirement, or in connection with a change in control.

Generally, upon the death or disability of a NEO during the performance period, the NEO is entitled to receive the target amount of shares. In the event of a change of control of ManpowerGroup, if the NEO’s employment were terminated prior to the end of the vesting period for such awards (either by ManpowerGroup other than for cause or by the NEO for good reason), the NEO generally would be entitled to accelerated vesting of any unpaid PSUs, where the total number of shares payable under the award will be based on an amount determined by the Committee.

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COMPENSATION TABLES

Annual Incentive Plan. The ManpowerGroup Annual Incentive Plan (the “Annual Incentive Plan”) provides that a bonus will become vested upon retirement. For purposes of this plan, “retirement” means the NEO terminates employment after he or she has (i) reached age 55 and (ii) completed 10 years of service. The amount of the bonus earned for the year of retirement will be based on the actual bonus that would have been earned had the NEO continued employment, but the bonus will be prorated based on the actual number of days the NEO was employed by ManpowerGroup during the year of retirement.

Nonqualified Savings Plan. The amount of any unvested benefits under the Nonqualified Savings Plan will become vested upon a participant’s death, disability or retirement. For purposes of this plan, “retirement” means a NEO terminates employment after he or she has (i) reached age 60, (ii) has reached age 55 and completed 20 years of service with ManpowerGroup or (iii) has reached age 55, and ManpowerGroup determines that the retirement is bona fide and that the NEO will not perform services for any competitor of ManpowerGroup. All of the NEOs that participate in this plan other than Ms. Nettles are already fully vested in their benefits under this plan and therefore, only Ms. Nettles would receive any enhanced benefit upon her death, disability or retirement.

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COMPENSATION TABLES

Post-Termination and Change of Control Benefits

Jonas Prising, CEO (1)

	DEATH($)	DISABILITY($)	INVOLUNTARY TERMINATION OR GOOD REASON – NO COC($)	DOUBLE TRIGGER (COC+ TERMINATION) ($)(2)	FOR CAUSE($)	VOLUNTARY($)	RETIREMENT($)

Severance Payment(3)	—	—	3,125,000	9,750,000	—	—	—

Prorated Incentive(4)	2,000,000	2,000,000	400,000	2,000,000	—	—	760,000

Options(5)	448,719	448,719	—	448,719	—	—	448,719

PSUs(6)	15,728,204	15,728,204	—	13,746,588	—	—	4,930,561

RSUs/Career Shares(7)	5,523,164	5,523,164	—	5,523,164	—	—	5,523,164

Health Benefits	—	—	24,438	37,252	—	—	—

Total	23,700,087	23,700,087	3,549,438	31,505,723	—	—	11,662,444

(1)	The term of Mr. Prising’s severance agreement expires on February 14, 2023. As of December 31, 2020, Mr. Prising was eligible for retirement treatment under certain of his outstanding awards.

(2)

The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)

The amount of the severance payment under Mr. Prising’s severance agreement is equal to the sum of his annual base salary at the highest rate in effect during the terms of the agreement (here, $1,250,000) and his target bonus for the year of the termination (here, $2,000,000). In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the severance payment is limited to a maximum of 2.5 times Mr. Prising’s annual base salary. In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)

In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to Mr. Prising under his severance agreement is based on the actual incentive earned for 2020 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. In the event of retirement, the prorated incentive is based on the actual incentive earned for 2020. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2020, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2020 compensation for Mr. Prising in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)

The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2020 ($90.18) and the exercise price of each unvested stock option held by Mr. Prising on such date.

(6)

The value of PSUs is illustrated here by measuring the value of the number of shares payable under outstanding awards (2018, 2019 and 2020 grants) using the closing stock price on December 31, 2020 ($90.18). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2018 award and assuming the Committee would determine the amount of shares earned relating to the 2019 and 2020 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2018, 2019 and 2020. In the case of retirement, the prorated award payout is shown based on the number of shares earned based on actual performance for the 2018 award and assuming actual performance for the 2019 and 2020 awards at the threshold performance level, where the 2019 and 2020 awards are prorated based on the number of months of the performance period completed as of December 31, 2020. A full payout would only be applicable in the case of a retirement where the Committee had approved a succession plan and no such succession plan was approved for Mr. Prising as of the date hereof.

(7)	The value of any unvested RSUs is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2020 ($90.18).

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COMPENSATION TABLES

Post-Termination and Change of Control Benefits

John T. McGinnis, CFO (1)

	DEATH($)	DISABILITY($)	INVOLUNTARY TERMINATION OR GOOD REASON – NO COC($)	DOUBLE TRIGGER (COC+ TERMINATION) ($)(2)	FOR CAUSE($)	VOLUNTARY($)

Severance Payment(3)	—	—	1,450,000	4,567,500	—	—

Prorated Incentive(4)	797,500	797,500	145,000	797,500	—	—

Options(5)	123,700	123,700	—	123,700	—	—

PSUs(6)	4,442,267	4,442,267	—	3,913,812	—	—

RSUs/Career Shares(7)	2,907,854	2,907,854	—	2,907,854	—	—

Health Benefits	—	—	23,020	35,209	—	—

Outplacement	—	—	25,000	25,000	—	—

Total	8,271,321	8,271,321	1,643,020	12,370,575	—	—

(1)	The term of Mr. McGinnis’s severance agreement expires on December 12, 2021. As of December 31, 2020, Mr. McGinnis was not eligible for retirement treatment.

(2)

The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)

The amount of the severance payment under Mr. McGinnis’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $725,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $797,500). In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the severance payment is limited to a maximum of 2 times Mr. McGinnis’ annual base salary. In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)

In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2020 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2020, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2020 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)

The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2020 ($90.18) and the exercise price of each unvested stock option held by Mr. McGinnis on such date.

(6)

The value of PSUs is illustrated here by measuring the value of the number of shares payable under outstanding awards (2018, 2019 and 2020 grants) using the closing stock price on December 31, 2020 ($90.18). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2018 award and assuming the Committee would determine the amount of shares earned relating to the 2019 and 2020 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2018, 2019 and 2020.

(7)

The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2020 ($90.18).

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COMPENSATION TABLES

Post-Termination and Change of Control Benefits

Michelle S. Nettles, Chief People & Culture Officer (1)

	DEATH($)	DISABILITY($)	INVOLUNTARY TERMINATION OR GOOD REASON – NO COC($)	DOUBLE TRIGGER (COC+ TERMINATION) ($)(2)	FOR CAUSE($)	VOLUNTARY($)

Severance Payment(3)	—	—	962,500	1,925,000	—	—

Prorated Incentive(4)	412,500	412,500	110,000	412,500	—	—

Options(5)	53,516	53,516	—	53,516	—	—

PSUs(6)	1,229,153	1,229,153	—	1,229,153	—	—

RSUs/Career Shares(7)	1,280,376	1,280,376	—	1,280,376	—	—

Health Benefits	—	—	17,286	26,436	—	—

Outplacement	—	—	25,000	25,000	—	—

Total	2,975,545	2,975,545	1,114,786	4,951,981	—	—

(1)	The term of Ms. Nettles’ severance agreement expires on August 14, 2022. As of December 31, 2020, Ms. Nettles was not eligible for retirement treatment.

(2)

The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)

The amount of the severance payment under Ms. Nettles’ severance agreement is equal to her annual base salary at the highest rate in effect during the term of the agreement (here, $550,000) and her target annual incentive for the fiscal year in which the termination occurs (here, $412,500). In a double-trigger scenario, the amount of her severance payment is multiplied by two.

(4)

In the case of her involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to her under her severance agreement is based on the actual incentive earned for 2020 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive payable to her under her severance agreement is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2020, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2020 compensation for her in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)

The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2020 ($90.18) and the exercise price of each unvested stock option held by Ms. Nettles on December 31, 2020.

(6)

The value of PSUs is illustrated here by measuring the value of the number of shares payable under outstanding awards (2019 and 2020 grants) using the closing stock price on December 31, 2020 ($90.18). In the case of a change of control, the payout is shown based on the number of shares earned assuming the Committee would determine the amount of shares earned relating to the 2019 and 2020 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2019 and 2020.

(7)

The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2020 ($90.18).

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COMPENSATION TABLES

Post-Termination and Change of Control Benefits

Richard Buchband, SVP, General Counsel and Secretary (1)

	DEATH($)	DISABILITY($)	INVOLUNTARY TERMINATION OR GOOD REASON –NO COC($)	DOUBLE TRIGGER (COC+ TERMINATION) ($)(2)	FOR CAUSE($)	VOLUNTARY($)

Severance Payment(3)	—	—	918,750	1,837,500	—	—

Prorated Incentive(4)	393,750	393,750	105,000	393,750	—	—

Options(5)	38,813	38,813	—	38,813	—	—

PSUs(6)	1,332,049	1,332,049	—	1,155,927	—	—

RSUs/Career Shares(7)	468,305	468,305	—	468,305	—	—

Health Benefits	—	—	26,313	40,252	—	—

Outplacement	—	—	25,000	25,000	—	—

Total	2,232,917	2,232,917	1,075,063	3,959,547	—	—

(1)	The term of Mr. Buchband’s severance agreement expires on November 8, 2021. As of December 31, 2020, Mr. Buchband was not eligible for retirement treatment.

(2)

The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)

The amount of the severance payment under Mr. Buchband’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $525,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $393,750). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)

In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2020 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive payable to him under his severance agreement is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2020, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2020 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)

The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2020 ($90.18) and the exercise price of each unvested stock option held by Mr. Buchband on December 31, 2020.

(6)

The value of PSUs is illustrated here by measuring the value of the number of shares payable under outstanding awards (2018, 2019 and 2020 grants) using the closing stock price on December 31, 2020 ($90.18). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2018 award and assuming the Committee would determine the amount of shares earned relating to the 2019 and 2020 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2018, 2019 and 2020.

(7)

The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2020 ($90.18).

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COMPENSATION TABLES

Post-Termination and Change of Control Benefits

Mara E. Swan, EVP, Global Strategy and Talent (1)

RETIREMENT($)

Options(2)	—

PSUs(3)	308,599

RSUs/Career Shares(4)	1,391,674

Total	1,700,273

(1)	Ms. Swan retired on March 7, 2020.

(2)

The value of stock options is illustrated here by measuring the difference between the closing stock price March 6, 2020 ($72.92), the last trading date prior to the date of Ms. Swan’s retirement on March 7, 2020, and the exercise price of each unvested stock option held by Ms. Swan on such date. As of the date of Ms. Swan’s retirement, the exercise price of all unvested options exceeded the closing stock price on March 6, 2020, resulting in no value being illustrated.

(3)

The value of PSUs which Ms. Swan became vested in upon her retirement March 7, 2020 is illustrated here by measuring the value of the number of shares payable under her outstanding 2018 award based on actual performance using the closing stock price on February 11, 2021 ($93.60), the date the shares were paid to Ms. Swan.

(4)

The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares that became payable on September 8, 2020 using the closing stock price on September 4, 2020 ($73.30), the last trading date prior to the date the shares were paid to Ms. Swan. Although Ms. Swan became vested in unvested restricted stock units as of her retirement date, payment of the shares was delayed due to legal requirements under Code Section 409A.

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Compensation Policies and Practices as They Relate to Risk Management

Members of the Company’s senior management team have considered and discussed the Company’s compensation policies and practices and specifically whether these policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup. Management has also discussed this issue with the executive compensation and human resources committee and has determined there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on ManpowerGroup.

As ManpowerGroup operates in various countries around the world, we have several incentive plans. Our plans use various financial performance growth metrics, generally relating to profitability. As a result, there is no common incentive driving behavior. We also have controls in place that mitigate any impact these plans might have on us as follows:

•	In general, each of our incentive plans has a threshold, target and outstanding payout level, which is not material to the Company, that is earned based on the results of the financial metrics.

•	The annual incentive and PSU awards are capped at a maximum level such that employees cannot receive a bonus that is significant enough to create a significant risk to the Company.

•

We have multiple financial metrics under the annual incentive which focus on company-wide and segment-wide goals and objectives, and the results of those metrics are reviewed and approved at multiple levels in the Company.

•

There is an approval process of the various incentive plans in each country, which are approved by the general manager and financial manager in the respective country to ensure the growth metrics are based on that respective country’s performance.

•	Each of the NEOs is subject to stock ownership guidelines.

•	We have adopted a clawback policy.

•	We do not permit executives to engage in short-selling of ManpowerGroup securities or trading in puts and calls on ManpowerGroup securities.

•	We do not permit our NEOs to pledge shares of our common stock.

Based on the above factors, we do not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup.

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CEO Pay Ratio

In accordance with the requirements of Item 402(u) of Regulation S-K, we have calculated a CEO Pay Ratio for 2020. This ratio is a reasonable estimate, calculated as described below.

Overview

As required under Item 402(u) of Regulations S-K, the median employee must be recalculated every three years. We last calculated our median employee in 2017. As such, we have recalculated our median employee for 2020, utilizing a similar process to that performed in 2017, which is described below.

Measurement Date

We utilized a measurement date of October 1, 2020, which reflects an employee population of approximately 600,000 individuals worldwide as of the measurement date. It is important to note that 95% of this population comprises our “associates” — these are the employees on assignment that day with our clients within the 75 countries and territories in which we operated in 2020. A majority of such assignments are temporary in nature, of different types and durations, which leads to considerable variation in our employee population on a daily basis. In accordance with Item 402(u), our employee population includes both our associates and the remaining 5% of our employees who represent our “permanent” (full- and part-time) staff.

Consistently Applied Compensation Measure

For each of these individuals, compensation was calculated based on total taxable earnings as defined in their home country’s payroll systems. Consistent with SEC rules, we annualized this number for part-time and full-time employees who were employed for less than the full year in 2020, but not for our associates whose positions are seasonal or temporary in nature. From this, our median employee was identified, an associate in Poland who worked as a production worker for part of the year and whose total annual compensation was calculated in accordance with the requirements of the Summary Compensation Table as being $6,260. When calculated against Mr. Prising’s compensation for 2020 of $11,903,571 as reflected in the Summary Compensation Table, it yields a CEO Pay Ratio of 1,902:1.

Calculation Excluding Associates

Supplementally, we have again calculated a CEO pay ratio excluding our associates for 2020. As noted above, most of the individuals who are counted as “employees” under Item 402(u) are in fact associates who are performing work for our clients on a temporary basis. If we include only our “permanent” staff as of October 1, 2020, our median employee as of the measurement date was a billing manager in France. This individual’s annualized total compensation was $43,081 for 2020. Under this calculation, the CEO pay ratio is 276:1. We believe this is a more representative indication of how our CEO pay compares to that of our workforce.

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Audit Committee Report

Charter and Responsibilities

We have an audit committee that consists entirely of independent directors, each of whom meet the independence requirements set forth by the New York Stock Exchange and the SEC. The board of directors has adopted a charter for the audit committee, which is available on our web site at http://investor.manpowergroup.com/governance. The charter sets forth the responsibilities and authority of the audit committee with respect to our independent auditors, quarterly and annual financial statements, non-audit services, internal audit and accounting, risk assessment and risk management, business conduct and ethics, special investigations, use of advisors and other reporting and disclosure obligations, including the audit committee’s obligations in monitoring the company’s compliance with its code of business conduct and ethics as well as its policies and procedures regarding anti-corruption. The committee reviews its charter on a periodic basis and recommends updates as necessary.

2020 Activity

In 2020, the audit committee met six times. Over the course of these meetings, the audit committee met with our chief financial officer, other senior members of the finance department, senior members of the IT department, the chairperson of our disclosure committee, the head of internal audit, our chief legal officer and our independent auditors. During these meetings, the audit committee reviewed and discussed, among other things:

•	our financial statements for each of the first three quarters of 2020, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	our compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the related auditing standards;

•	the independent auditors’ material written communications with management;

•	our annual internal and external audit plans and the internal and external staffing resources available to carry out our audit plans;

•	internal audit results;

•	our risk management framework, including financial and operational risks;

•	certain risk matters including the Company’s risk profile, data privacy risk, and technology and cybersecurity risk;

•	the impact of new accounting pronouncements;

•	current tax matters affecting us, including reporting compliance, audit activity and tax planning;

•	litigation and regulatory matters;

•	our compliance with our code of business conduct and ethics, our anti-corruption policy, and our policy on gifts, entertainment and sponsorships;

•	our compliance with our Policy Regarding the Retention of Former Employees of Independent Auditors and Independent Auditor Services Policy; and

•	a self-evaluation of the committee.

The audit committee met five times in private session with Deloitte & Touche LLP and met five times in private session with the head of internal audit. The purpose of the private sessions is to allow the participants to raise any concerns they may have and to discuss other topics in a confidential setting.

In addition to the meetings discussed above, the chair of the audit committee, and any other audit committee member or other member of the board of directors who desired or was requested to participate, reviewed with management and our independent auditors our financial results for each quarter of 2020 prior to the quarterly release of earnings.

Fiscal Year 2020 Financial Statements

In February 2021, the independent auditors and members of senior management reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with the audit committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included, among other things:

•	critical accounting policies and practices used in the preparation of our financial statements;

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AUDIT COMMITTEE REPORT

•	our judgmental reserves;

•	the effect of regulatory and accounting pronouncements on our financial statements, including the adoption of significant accounting standards;

•	confirmation that there were no unrecorded material audit adjustments proposed by the independent auditors;

•	confirmation that there were no matters of significant disagreement between management and the independent auditors arising during the audit;

•	other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

•	other matters required to be discussed by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence; and

•

matters relating to Section 404 of the Sarbanes-Oxley Act, including the management report on internal control over financial reporting for 2020 and the independent auditors’ report with respect to the effectiveness of our internal control over financial reporting and management’s assessment of the effectiveness of our internal control over financial reporting.

At this meeting, the audit committee met in separate private sessions with the independent auditors, the head of internal audit and management.

In reliance on these reviews and discussions, and the report of the independent auditors, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

The audit committee has also received the written disclosures and confirmation from Deloitte required by PCAOB Ethics and Independence Rule 3526 and discussed with Deloitte their independence. In particular, at each regular meeting during 2020 and at the meeting in February 2021 the audit committee reviewed and discussed the non-audit services provided by Deloitte to us as described below. The audit committee has considered whether the provision of the non-audit services is compatible with the independence of Deloitte and satisfied itself as to the auditor’s independence. The audit committee believes that Deloitte has been objective and impartial in conducting the 2020 audit and believes that the provision of these services has not adversely affected the integrity of our audit and financial reporting processes.

In performing all of the functions described above, the audit committee acts only in an oversight capacity. The audit committee does not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and related reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.

The Audit Committee

Paul Read, Chair

Gina R. Boswell

Jean-Philippe Courtois

John F. Ferraro

Patricia Hemingway Hall

Ulice Payne, Jr.

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Fees Billed by Deloitte & Touche

This table presents fees for professional audit and other services billed by Deloitte & Touche LLP and related entities (“Deloitte”) for 2020 and 2019, which consist of the following:

YEAR ENDED DECEMBER 31,	2020	2019

Audit Fees	$6,539,000	$6,670,000

Audit-Related Fees	$120,000	$208,000

Tax Fees	$434,000	$882,000

All Other Fees	–	$24,900

Total	$7,093,000	$7,784,900

Audit Fees

These amounts represent the aggregate fees billed by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting for 2020 and 2019, respectively, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for each year, all of which were approved by the audit committee.

Audit-Related Fees

These amounts consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting. For 2020, these services included attestation reports related to certain financial and non-financial information for specific client requirements and government subsidies for certain of our foreign subsidiaries and other miscellaneous services. For 2019, these services included review of financial statements for one of our foreign subsidiaries, attestation reports related to certain financial and non-financial information for specific client requirements and government subsidies for certain of our foreign subsidiaries and other miscellaneous services.

Tax Fees

Tax fees generally consist of tax compliance and return preparation and tax planning and advice. For 2020, these services included U.S. federal, state, local and international tax research and consultation services and services related to U.S. foreign tax credit and expense apportionment research and consultation. For 2019, these services included assistance in the preparation and review of certain international tax returns, assistance with tax audits and examinations, advice related to changes in tax laws and reporting requirements, advice regarding tax issues relating to our reorganizations and transfer pricing studies.

All Other Fees

All other fees consist of permitted services other than those that meet the criteria above. There were no other fees incurred for 2020. For 2019, these services included fees for technical accounting research subscriptions, market research benchmarking data and training costs.

Independent Auditor Services Policy

We have an Independent Auditor Services Policy that we review on an annual basis. The policy sets forth the types of services that we may and may not engage our auditors to provide, the approval requirements for permitted services and related disclosure and reporting standards. A copy of the policy is available on our web site at http://investor.manpowergroup.com/governance. Each of the services described under the headings “Audit-Related Fees” and “Tax Fees” was approved during 2020 and 2019 in accordance with the policy.

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Security Ownership of Certain Beneficial Owners

The following table lists as of the record date (except as noted below) information as to the persons believed by us to be beneficial owners of more than 5% of our outstanding common stock:

NAME AND ADDRESS OF BENEFICIAL OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS(1)

Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	5,373,744	(2)	9.8%

Capital World Investors 333 South Hope Street, 55th Fl Los Angeles, CA 90071	4,750,272	(3)	8.7%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,748,672	(4)	8.6%

Victory Capital Management Inc. 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	2,957,653	(5)	5.4%

(1)	Based on 54,946,183 shares of common stock outstanding as of the record date.

(2)

This information is based on a Schedule 13G filed on February 10, 2021. According to this Schedule 13G, these securities are owned by various individual and institutional investors for which Vanguard Group, Inc. (“Vanguard”) serves as investment advisor. Vanguard has shared voting power with respect to 39,470 shares held, sole dispositive power with respect to 5,286,639 shares held and shared dispositive power with respect to 87,105 shares held.

(3)

This information is based on a Schedule 13G filed on February 16, 2021. According to this Schedule 13G, these securities are owned by Capital World Investors (“CWI”), a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. (together with CRMC, the “investment management entities”). CWI has sole voting power with respect to 4,750,272 shares held and sole dispositive power with respect to 4,750,272 shares held.

(4)

This information is based on a Schedule 13G filed on January 29, 2021 by BlackRock, Inc. on its behalf and on behalf of its following affiliates: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. According to this Schedule 13G, these securities are owned of record by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 4,550,230 shares held and sole dispositive power with respect to 4,748,672 shares held.

(5)

This information is based on a Schedule 13G filed on February 9, 2021. According to this Schedule 13G, these securities are owned by various individual and institutional investors for which Victory Capital Management Inc. (“Victory”) serves as investment advisor. Victory has sole voting power with respect to 2,837,187 shares held and sole dispositive power with respect to 2,957,653 shares held.

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Beneficial Ownership of Directors and Executive Officers

Set forth in the table below, as of February 26, 2021, are the shares of ManpowerGroup common stock beneficially owned by each director and nominee, each of the executive officers named in the table under the heading “Summary Compensation Table,” and all directors and executive officers of ManpowerGroup as a group and the shares of ManpowerGroup common stock that could be acquired within 60 days of February 26, 2021 by such persons.

NAME OF BENEFICIAL OWNER	COMMON STOCK BENEFICIALLY OWNED(1)(3)	RIGHT TO ACQUIRE COMMON STOCK(1)(2)	PERCENT OF CLASS

Jonas Prising	621,391	357,879	1.1%

Gina R. Boswell	8,932	—	*

Richard Buchband	34,480	29,334	*

Jean-Philippe Courtois	—	—	*

Cari M. Dominguez	14,366	—	*

William Downe	24,202	—	*

John F. Ferraro	—	—	*

William P. Gipson	—	—	*

Patricia Hemingway Hall	10,027	—	*

Julie M. Howard	—	—	*

John T. McGinnis	94,352	72,009	*

Michelle S. Nettles	7,552	5,451	*

Ulice Payne, Jr	7,561	—	*

Paul Read	5,353	—	*

Elizabeth P. Sartain	24,171	—	*

Mara E. Swan	59,011	42,416	*

Michael J. Van Handel	9,724	—	*

All directors and executive officers as a group (17 persons)	921,122	507,089	1.7%

*	Less than 1% of outstanding shares.

(1)

Except as indicated below, all shares shown in this column are owned with sole voting and dispositive power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column.

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BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table additionally does not include vested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by the following directors that were issued under the 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan:

DIRECTOR	VESTED DEFERRED STOCK 2011 PLAN

Jean-Philippe Courtois	96

William Downe	28,604

John F. Ferraro	13,183

William P. Gipson	96

Patricia Hemingway Hall	2,609

Julie M. Howard	12,979

Ulice Payne, Jr.	5,839

Paul Read	5,839

Michael J. Van Handel	4,468

The table does not include 1,941 unvested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by each of Mr. Courtois, Mr. Ferraro, Mr. Gipson, Ms. Hemingway Hall, Ms. Howard, Mr. Payne, Mr. Read, and Mr. Van Handel that were issued under the 2011 Plan and the Terms and Conditions on January 1, 2021. These shares of deferred stock vest in equal quarterly installments during 2021.

(2)	Common stock that may be acquired within 60 days of the record date through the exercise of stock options and the settlement of RSUs.

(3)	Includes the following number of shares of unvested restricted stock as of the record date:

DIRECTOR	UNVESTED RESTRICTED STOCK

Gina R. Boswell	1,941

Cari M. Dominguez	1,941

William Downe	1,941

Elizabeth P. Sartain	1,941

The holders of the restricted stock have sole voting power with respect to all shares held and no dispositive power with respect to all shares held.

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1. Election of Directors

Our articles of incorporation provide that our board of directors will consist of three to fifteen members. Our board of directors currently consists of thirteen members. All directors are elected annually to serve until the next annual meeting of shareholders and until the directors’ successors are duly elected and shall qualify.

The board of directors may appoint additional directors, in accordance with our articles of incorporation, based upon the recommendation of the nominating and governance committee and subject to re-election by our shareholders at the next annual meeting of shareholders.

Jean-Philippe Courtois and William P. Gipson were appointed to the board of directors effective December 14, 2020, after each was recommended for appointment to the board of directors by an independent director search firm, and subsequently by the nominating and governance committee.

The following individuals are being nominated as directors, each for a one-year term expiring at the 2021 annual meeting of shareholders:

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION

Gina R. Boswell	58	2007	Former President, US Customer Development, Unilever

Jean-Philippe Courtois	60	2020	Executive Vice President, President Global Sales, Marketing and Operations, Microsoft Corporation

William Downe	68	2011	Former Chief Executive Officer of BMO Financial Group

John F. Ferraro	65	2016	Former Global Chief Operating Officer, Ernst & Young

William P. Gipson	63	2020	Former President, Enterprise Packaging Transformation, Procter & Gamble

Patricia Hemingway Hall	68	2011	Former President and Chief Executive Officer, Health Care Service Corporation

Julie M. Howard	58	2016	Chief Executive Officer, Riveron Consulting, LLC.

Ulice Payne, Jr.	65	2007	President and Managing Member, Addison-Clifton, LLC

Jonas Prising	56	2015	Chairman and Chief Executive Officer, ManpowerGroup

Paul Read	54	2014	Former President and Chief Operating Officer, Ingram Micro, Inc.

Elizabeth P. Sartain	66	2010	Independent Human Resource Advisor and Consultant

Michael J. Van Handel	61	2017	Former Senior Executive Vice President, ManpowerGroup

In accordance with the Company’s corporate governance guidelines regarding retirement, Cari M. Dominguez is retiring from the board of directors effective May 7, 2021 and will therefore not be seeking re-election.

The nominating and governance committee reviewed the qualifications of the directors listed above who are seeking election or re-election and recommended to the board of directors that each be elected or re-elected to serve for an additional one-year term. The board of directors has confirmed the nominations.

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ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, a nominee will be elected as a director if the number of votes cast in favor of the election exceeds the number of votes cast against the election of that nominee. Abstentions and broker non-votes will not be counted as votes cast. If the number of votes cast in favor of the election of a director is less than the number of votes cast against the election of the director, the director is required to tender his or her resignation from the board of directors to the nominating and governance committee. The nominating and governance committee will recommend to the board of directors whether to accept or reject the tendered resignation or whether other action should be taken. Any such resignation will be effective only upon its acceptance by the board of directors. The board of directors will act on the recommendation of the nominating and governance committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the announcement of the final results of balloting for the election.

1:	The board of directors recommends you vote FOR the election of each of the nominees listed above, and your proxy will be so voted unless you specify otherwise.

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2. Ratification of Independent Auditors

The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2021 and directed that such appointment be submitted to the shareholders for ratification. Deloitte & Touche LLP has audited our consolidated financial statements since the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche LLP will be present at the annual meeting and have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2021.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2021. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

2:	The board of directors recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2021, and your proxy will be so voted unless you specify otherwise.

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3. Advisory Vote on Approval of the Compensation of Named Executive Officers

The Company seeks your advisory vote on our executive compensation program and asks that you support the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section and the accompanying tables contained in this Proxy Statement. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934. We are asking shareholders to approve the following resolution regarding our executive compensation program:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

ManpowerGroup derives approximately 87% of its revenues from outside the United States, with the largest portions coming from the company’s operating segments in Southern Europe (44%), Northern Europe (22%) and Asia Pacific Middle East (13%). Our business is truly global in nature and complexity. Through our global network of nearly 2,200 offices in 75 countries and territories, we put millions of people to work each year with our global, multinational and local clients across all major industry segments and provide a broad range of workforce solutions including recruitment and assessment, training and development, career management, outsourcing and workforce consulting.

To be successful, ManpowerGroup needs senior executives who have the capability and experience to operate effectively in this environment. A guiding principle of the company’s compensation program is to provide pay opportunities to the executive officers that are competitive in attracting and retaining executives of this caliber. Other key objectives of the program are to align compensation to shareholder interests and, as an element of that objective, to pay for results and not pay for failure.

Compensation packages for the executive officers generally include, as short-term arrangements, a base salary and an annual incentive bonus, and for long-term focus and value accumulation, PSUs, stock options and RSUs. The annual incentive is earned based on achievement of goals established at the beginning of each year. Likewise, PSUs represent a right to receive shares of company common stock based on achievement of goals established at the time the PSUs are granted. For both, award opportunities are established for achievement at threshold, target and outstanding levels.

As noted above, a key objective of the compensation program is to align compensation to shareholder interests. The company’s compensation program addresses this objective on both a short-term basis and a long-term basis. Annual incentive awards are based on achievement of goals that are drivers of shareholder value and PSUs are earned based on OPMP goals, a measure of how efficiently our executive officers have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits. In addition, a substantial portion of the annual incentive award paid to the executive officers is based on achievement of earnings per share, return on invested capital and revenue for the year. Earnings per share focuses our executive officers on producing financial results that align with the interests of our shareholders, return on invested capital incentivizes our executive officers to manage our accounts receivable and other capital investments carefully in order to maximize capital deployed, and revenue keeps our NEOs focused on top-line growth, in addition to profitability.

Both the short-term and long-term components of the compensation program reflect the objective that senior executives should be paid for results and not paid for failure. The executive officers’ base salaries generally are at or below market median with a significant component of the annual cash opportunity based on the level of attainment of performance goals for the year. If the actual results fall short of the goals, the award level is correspondingly reduced or eliminated.

As for the long-term components of the compensation program, the ultimate value received by an executive, through stock appreciation, will of course depend directly on the performance of the company. In addition, a significant component of the long-term compensation package consists of PSUs which are earned only to the extent the company achieves a pre-established level of performance tied to a designated performance metric, in this instance OPMP.

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ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Approval of the company’s executive compensation policies and procedures requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast. Because this shareholder vote is advisory, it will not be binding upon the board of directors. However, the executive compensation and human resources committee will take into account the outcome of the vote when considering future executive compensation arrangements.

3:	The board of directors recommends that you vote FOR the proposal to approve the compensation of our named executive officers, and your proxy will be so voted unless you specify otherwise.

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Date, Time, and Place of Meeting

Date: May 7, 2021

Time: 9:00 a.m. CDT

Virtual Meeting Access: www.meetingcenter.io/237950674

This Proxy Statement was first made available to shareholders on or about March 11, 2021. This proxy statement relates to the solicitation of proxies by the board of directors of ManpowerGroup Inc. for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders.

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy during the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the annual meeting or by timely executing and delivering, by Internet, telephone, or mail, another proxy dated as of a later date.

Proxy Materials are Available on the Internet

Under rules adopted by the Securities and Exchange Commission, ManpowerGroup is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. The Notice is being mailed to shareholders commencing on or about March 25, 2021. Shareholders who receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of ManpowerGroup’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

Participating in the Annual Meeting

Due to the public health impact of the COVID-19 pandemic, and to support the health and well-being of our shareholders, employees and communities, this year’s annual meeting will be held over the web in a virtual meeting format only. Conducting the meeting virtually will ensure shareholder participation and facilitate participation. ManpowerGroup shareholders as of the close of business on February 26, 2021 are entitled to attend and vote and ask questions at the annual meeting.

Shareholders can begin asking questions approximately five days in advance of the meeting as well as during the meeting by accessing the virtual meeting site. We will answer as many questions as possible during the live webcast Q&A session, as time permits. Only pertinent questions to the Company and the matters of the meeting will be answered. Any pertinent questions of the meeting that are not answered during the Annual Meeting will be addressed and posted to the Company’s website as soon as practical after the meeting.

Whether or not you participate in the virtual annual meeting, ManpowerGroup urges you to vote and submit your proxy in advance of the meeting.

ManpowerGroup shareholders can access the meeting at www.meetingcenter.io/237950674.

Registered Shareholders

If you are a registered shareholder, to attend and vote, follow the instructions on the meeting website and enter the control number found on your proxy card or notice, or email you received, along with the meeting password, MAN2021 (case sensitive).

78	2021 Proxy Statement

SOLICITING PROXIES

Beneficial Shareholders

If you are a beneficial shareholder, you must register in advance to attend and vote at the 2021 Annual Meeting. To register you must submit proof of your proxy power (legal proxy) reflecting your ManpowerGroup Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 4, 2021. You will receive a confirmation email from Computershare of your registration and will be issued a control number that will allow you to attend and vote at the Annual Meeting.

Requests for registration should be directed to Computershare at the following:

By email:	Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to legalproxy@computershare.com

By mail:	Computershare ManpowerGroup Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

A list of shareholders of record will be available during the virtual Annual Meeting for inspection by shareholders for any legally valid purpose related to the Annual Meeting at www.meetingcenter.io/237950674.

The annual meeting will begin promptly at 9:00 a.m. Central Time on Friday, May 7, 2021. We encourage you to access the meeting before it begins. Online check-in will start shortly before the meeting and you should allow ample time for the check-in procedures. If you require technical assistance, a link on the meeting page will provide further assistance or you may call 1-800-874-1547.

Soliciting Proxies

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $15,000 plus expenses.

Only shareholders of record at the close of business on February 26, 2021 are entitled to notice of and to vote the shares of our common stock, $.01 par value, registered in their name at the annual meeting. As of the record date, we had outstanding 54,946,183 shares of common stock.

Vote Required and Voting Standards

The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.

79	2021 Proxy Statement

CORPORATE GOVERNANCE DOCUMENTS

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and non-broker votes:

PROPOSAL	VOTES REQUIRED FOR APPROVAL	ABSTENTIONS	BROKER NON-VOTES

To elect twelve individuals nominated by the Board of Directors of ManpowerGroup to serve until 2022 as directors;	Majority of votes cast	Not voted	Not voted

To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2021;	Majority of votes cast	Not voted	Not voted

To hold an advisory vote on approval of the compensation of our named executive officers;	Majority of votes cast	Not voted	Not voted

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the secretary of ManpowerGroup in writing (either by submitting a duly executed proxy bearing a later date or voting by telephone or via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted for the election of each of the individuals nominated by our board of directors to serve as directors for one year, will be voted for the appointment of Deloitte & Touche LLP as our independent auditors for 2021, and will be voted for approval of the compensation of our named executive officers.

Corporate Governance Documents

Certain documents relating to corporate governance matters are available in print by writing to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212 and on ManpowerGroup’s website at http://investor.manpowergroup.com/governance. These documents include the following:

•	Amended and restated articles of incorporation;

•	Amended and restated bylaws;

•	Corporate governance guidelines;

•	Code of business conduct and ethics;

•	Charter of the nominating and governance committee, including the guidelines for selecting board candidates;

•	Categorical standards for relationships deemed not to impair independence of non-employee directors;

•	Charter of the audit committee;

•	Independent auditor services policy;

•	Charter of the executive compensation and human resources committee;

•	Executive officer stock ownership guidelines;

•	Outside director stock ownership guidelines;

•	Insider trading policy; and

•	Anti-corruption policy.

Information contained on ManpowerGroup’s website is not deemed to be a part of this proxy statement.

80	2021 Proxy Statement

SUBMISSION OF SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals

In accordance with our bylaws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2022 Annual Meeting of Shareholders must be received by us no earlier than December 8, 2021 and no later than February 6, 2022, and any other shareholder proposed business to be brought before the 2022 annual meeting of shareholders must be received by us no later than February 6, 2022. Unlike shareholder proposals properly made under Rule 14a-8 of the Securities Exchange Act of 1934, we are not required to include such nominations and other shareholder proposed business in the proxy statement solicited by the board of directors. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals under Rule 14a-8 for consideration at the 2022 annual meeting of shareholders must be received by us at our principal executive offices by November 11, 2021. Such nominations or proposals must be submitted to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

Other Voting Information

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

Other Matters

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy as recommended by the board of directors or, if no such recommendation is given, in their discretion. Shareholders may obtain a copy of our annual report on Form 10-K at no cost by requesting a copy on our Internet web site at http://investor.manpowergroup.com/shareholder-services/document-request or by writing to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212.

81	2021 Proxy Statement

Appendix A

Peer Group Companies

3M Co

Abbott Laboratories

AbbVie Inc.

Accenture PLC

Allergan PLC

Altria Group Inc.

Amgen Inc.

Applied Materials, Inc.

Baker Hughes, a GE Company

Becton, Dickinson and Company

Best Buy Co., Inc.

Bristol-Myers Squibb Co

Broadcom Inc

C.H. Robinson Worldwide Inc.

CarMax Inc.

Carnival Corp.

CBRE Group, Inc.

Celgene Corporation

CenturyLink Inc.

Cognizant Technology Solutions Corp

Colgate-Palmolive Co.

ConocoPhillips

Cummins Inc.

D.R. Horton, Inc.

Danaher Corp

Deere & Co.

Dollar General Corp.

Dollar Tree Inc.

DXC Technology Company

Eaton Corporation plc

Eli Lilly and Co

Emerson Electric Co

EOG Resources, Inc.

Fluor Corp

Freeport-McMoran Inc.

General Dynamics Corp

General Mills Inc.

Genuine Parts Co

Gilead Sciences Inc.

Halliburton Co

Hewlett Packard Enterprise Co

HollyFrontier Corp

Honeywell International Inc.

Ingersoll-Rand Plc

International Paper Co

Jacobs Engineering Group Inc.

Johnson Controls International plc

Kimberly-Clark Corp

Kohl’s Corporation

Lennar Corporation

LyondellBasell Industries NV

Macy’s Inc.

Mastercard Inc.

McDonald’s Corp

Medtronic PLC

Micron Technology Inc.

Mondelez International Inc.

Netflix, Inc.

NIKE, Inc.

Nordstrom, Inc.

Northrop Grumman Corp

Nucor Corp

Occidental Petroleum Corp

Omnicom Group Inc.

Oracle Corp

PACCAR Inc.

PayPal Holdings, Inc.

Phillip Morris International Inc.

PPG Industries, Inc.

QUALCOMM Inc.

Raytheon Co

Schlumberger Ltd

Southwest Airlines Co

Starbucks Corp

Texas Instruments Inc.

The Coca-Cola Company

The Gap, Inc.

The Kraft Heinz Co.

The Sherwin Williams Co.

The TJX Companies, Inc.

Thermo Fisher Scientific Inc.

Tyson Foods Inc.

Union Pacific Corp

United Continental Holdings Inc.

Visa Inc.

Waste Management Inc.

WellCare Health Plans, Inc.

Western Digital Corporation

WestRock Co

Whirlpool Corp

A	2021 Proxy Statement

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.envisionreports.com/MAN or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MAN
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PROPOSALS 1, 2 AND 3 ARE BEING PROPOSED BY MANPOWERGROUP INC.	+

1. Election of Directors:
	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
1.A - Gina R. Boswell	☐	☐	☐	1.B - Jean-Philippe Courtois			☐	☐	☐	1.C - William Downe	☐	☐	☐

1.D - John F. Ferraro	☐	☐	☐	1.E - William P. Gipson			☐	☐	☐	1.F - Patricia Hemingway Hall	☐	☐	☐

1.G - Julie M. Howard	☐	☐	☐	1.H - Ulice Payne, Jr.			☐	☐	☐	1.I - Jonas Prising	☐	☐	☐

1.J - Paul Read	☐	☐	☐	1.K - Elizabeth P. Sartain			☐	☐	☐	1.L - Michael J. Van Handel	☐	☐	☐

				For	Against	Abstain						For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as our independent auditors for 2021.				☐	☐	☐	3. Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

ManpowerGroup Inc.

Annual Meeting of ManpowerGroup Inc. Shareholders

Friday, May 7, 2021

9:00 a.m.

Agenda

1.	Elect twelve individuals nominated by the Board of Directors of ManpowerGroup Inc. to serve until 2022 as directors.
2.	Ratification of Deloitte & Touche LLP as our independent auditors for 2021.
3.	Advisory vote to approve the compensation of our named executive officers.
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

The 2021 Annual Meeting of Shareholders of ManpowerGroup Inc. will be held on

Friday, May 7, 2021, 9:00 A.M. Central time, virtually via the internet at www.meetingcenter.io/237950674.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – MAN2021.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2020 Annual Report on Form 10-K are available at: www.envisionreports.com/MAN

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/MAN

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - ManpowerGroup Inc.	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MANPOWERGROUP INC.

The undersigned hereby appoints Jonas Prising, John T. McGinnis and Richard Buchband proxies, each with the power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ManpowerGroup Inc. standing in the name of the undersigned with all the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of ManpowerGroup Inc. to be held on May 7, 2021 or at any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

⬛	+